CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [†].
Exhibit 10.2
Execution Version

OPTION AND LICENSE AGREEMENT
between
ALPINE IMMUNE SCIENCES INC.
and
ABBVIE IRELAND UNLIMITED COMPANY
Dated as of June 17, 2020

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS    1
ARTICLE 2 LICENSOR ACTIVITIES    22

2.1	Pre-Option Development 22

2.2	Regulatory Matters 25

2.3	Manufacturing 25

2.4	Exclusivity 26

2.5	Change in Control of Licensor 26
ARTICLE 3 GOVERNANCE    27

3.1	Joint Governance Committee 27
ARTICLE 4 OPTION AND OPTION EXERCISE    31

4.1	AbbVie Option 31

4.2	Option Exercise 31

4.3	HSR 31

4.4	Effects of Option Exercise 32

4.5	Post-Option Licensor Development Activities 33

4.6	Sublicenses 33

4.7	Sublicense Survival 34

4.8	In‑License Agreements 34

4.9	No Implied Licenses 35
ARTICLE 5 POST-OPTION ACTIVITIES    35

5.1	Technology Transfer 35

5.2	Development 36

5.3	Regulatory Matters 36

5.4	Safety Data Exchange Agreement 37

5.5	Manufacturing 37

5.6	AbbVie Commercialization 39

5.7	AbbVie Diligence 40

5.8	Compliance with Applicable Law 40
ARTICLE 6 PAYMENTS AND RECORDS    41

6.1	Upfront Payment 41

6.2	Development Milestones by Licensor 41

6.3	Development Milestones by AbbVie 41

6.4	Option Exercise Fee 42

6.5	Sales-Based Milestones 42

6.6	Royalties 42

6.7	Royalty Payments and Reports 44

6.8	Mode of Payment; Offsets 44

6.9	Withholding Taxes 45

6.10	Indirect Taxes 45

6.11	Interest on Late Payments 46

6.12	Audit 46

6.13	Audit Dispute 46

6.14	Confidentiality 46

6.15	No Other Compensation 47

6.16	No Limitation 47
ARTICLE 7 INTELLECTUAL PROPERTY RIGHTS    47

7.1	Ownership of Intellectual Property Rights 47

7.2	Prosecution of Patents 48

7.3	Enforcement of Patents 52

7.4	Infringement Claims by Third Parties 54

7.5	Invalidity, Unpatentability or Unenforceability Defenses or Actions 55

7.6	Third Party Licenses and Patents 56

7.7	Product Trademarks 56

7.8	International Nonproprietary Name 57

7.9	Inventor's Remuneration 57

7.10	AbbVie Patents 57

7.11	Common Interest 57
ARTICLE 8 DATA PRIVACY AND SECURITY    58

8.1	Data Privacy and Security 58

8.2	Data Agreements 59

8.3	Security Breach Notification 59
ARTICLE 9 CONFIDENTIALITY AND NON-DISCLOSURE    59

9.1	[†] 59

9.2	Confidentiality Obligations 60

9.3	Permitted Disclosures 61

9.4	Use of Name 62

9.5	Public Announcements 62

9.6	Publications 63

9.7	Return of Confidential Information 63

9.8	Survival 64
ARTICLE 10 REPRESENTATIONS AND WARRANTIES    64

10.1	Mutual Representations and Warranties 64

10.2	Additional Representations, Warranties and Covenants of Licensor 64

10.3	DISCLAIMER OF WARRANTIES 69
ARTICLE 11 INDEMNITY    69

11.1	Indemnification of Licensor 69

11.2	Indemnification of AbbVie. 70

11.3	Notice of Claim 70

11.4	Control of Defense 71

11.5	Special, Indirect, and Other Losses 72

11.6	Insurance 72
ARTICLE 12 TERM AND TERMINATION    73

12.1	Term 73

12.2	Termination for Material Breach 74

12.3	Termination Right by AbbVie For Convenience 74

12.4	Termination for Insolvency 74

12.5	Rights in Bankruptcy 75

12.6	Termination for Failure or Delay to Obtain HSR Clearance 75

12.7	AbbVie Rights in Lieu of Termination 75

12.8	Termination in Entirety 76

12.9	Termination of Terminated Territory 77

12.10	Remedies 77

12.11	Accrued Rights; Surviving Obligations 78
ARTICLE 13 MISCELLANEOUS    79

13.1	Subcontracting 79

13.2	Force Majeure 79

13.3	Export Control 79

13.4	Assignment 80

13.5	Severability 80

13.6	Governing Law, Jurisdiction and Service 81

13.7	Dispute Resolution 81

13.8	Notices 82

13.9	Entire Agreement; Amendments 83

13.10	English Language 83

13.11	Equitable Relief 83

13.12	Waiver and Non-Exclusion of Remedies 83

13.13	No Benefit to Third Parties 84

13.14	Further Assurance 84

13.15	Relationship of the Parties 84

13.16	Counterparts; Facsimile Execution 84

13.17	References 84

13.18	Schedules 84

13.19	Construction 84

SCHEDULES

Schedule 1.14:	ALPN-101

Schedule 1.97-A:	[†]

Schedule 1.97-B:	[†]

Schedule 1.97-C:	[†]

Schedule 1.120:	Option Exercise Data Package

Schedule 1.121:	Option Exercise Data Package Trigger Event

Schedule 1.157:	[†] Success Completion Criteria

Schedule 2.1.1:	Initial Development Plan

Schedule 4.2:	Option Exercise Disclosure Schedule

Schedule [†]:	[†]

Schedule [†]:	[†]

Schedule 9.5:	Press Release

Schedule 10.2:	Licensor Disclosure Schedule

Schedule 10.2.1:	Existing Licensor Product Patents

Schedule 13.1:	Approved Third Party Providers

Schedule 13.7.1:	ADR Procedures

OPTION AND LICENSE AGREEMENT
This Option and License Agreement (the “Agreement”) is made and entered into effective as of June 17, 2020 (the “Effective Date”) by and between Alpine Immune Sciences Inc., a Delaware corporation having its principal place of business at 188 East Blaine St, Suite 200, Seattle, WA 98102, United States (“Licensor”), and AbbVie Ireland Unlimited Company, an Irish private unlimited company (“AbbVie”). Licensor and AbbVie are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Licensor Controls (as defined herein) certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and
WHEREAS, Licensor wishes to grant, and AbbVie wishes to take, an exclusive option to take an exclusive license under such intellectual property rights to research, develop, manufacture, commercialize and otherwise exploit Licensed Compounds and Licensed Products in the Field in the Territory, in each case in accordance with the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.1    “AbbVie” has the meaning set forth in the preamble hereto.
1.2    “AbbVie Grantback Know-How” means, as used in connection with a terminated Licensed Compound or Licensed Product and any related grant back license provided in Section 12.8 (Termination in Entirety) or 12.9 (Termination of Terminated Territory), that certain AbbVie Know-How that is (a) Controlled by AbbVie as of the effective date of the applicable termination of this Agreement (in its entirety or with respect to one (1) or more countries or other jurisdictions), (b) not generally known and (c) [†] for the Development or Commercialization of, such terminated Licensed Compound or Licensed Product, but solely with respect to any such Licensed Product that (i) is the subject of Development or Commercialization in the Territory as of the date of such termination, (ii) is [†] as such Licensed Product [†] as of the date of such termination, and (iii) contains the Licensed Compound as the sole active ingredient.
1.3    “AbbVie Grantback Patents” means, as used in connection with a terminated Licensed Compound or Licensed Product and any related grant back license provided in Section 12.8 (Termination in Entirety) or 12.9 (Termination of Terminated Territory), those certain AbbVie Patents that are (a) Controlled by AbbVie as of the effective date of the applicable termination of this Agreement (in its entirety or with respect to one (1) or more countries or other jurisdictions), and (b) [†] such terminated Licensed Compound or Licensed Product, but solely with respect to any such Licensed Product that (i) is the subject of Development or Commercialization in the Territory as of the date of such termination, (ii) is [†] such Licensed Product [†] as of the date of such termination, and (iii) contains the Licensed Compound as the sole active ingredient.

1.4    “AbbVie Indemnitees” has the meaning set forth in Section 11.2 (Indemnification of AbbVie).
1.5    “AbbVie Know-How” means all Information that is (a) Controlled by AbbVie or any of its Affiliates during the Term, (b) developed by AbbVie or any of its Affiliates or Sublicensees after the Effective Date and during the Term as a result of performance under this Agreement, (c) not generally known and (d) necessary or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Compound or a Licensed Product, but excluding Joint Know-How or any Information published in AbbVie Patents or Joint Patents.
1.6    “AbbVie Patents” means all of the Patents that (a) are Controlled by AbbVie or any of its Affiliates during the Term, (b) claim inventions made or conceived by or on behalf of AbbVie or any of its Affiliates after the Effective Date and during the Term as a result of performance under this Agreement and (c) are necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) for the Development, Manufacture or Commercialization of the Licensed Compound or a Licensed Product, but excluding any Joint Patents.
1.7    “AbbVie Prosecuted Infringements” has the meaning set forth in Section 7.3.1(b) (Enforcement of Licensor Patents).
1.8    “Accounting Standards” means, with respect to a Party, that such Party shall maintain records and books of accounts in accordance with (a) United States Generally Accepted Accounting Principles or (b) to the extent applicable, International Financial Reporting Standards as issued by the International Accounting Standards Board, in each case, consistently applied.
1.9    “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.
1.10    “Agreement” has the meaning set forth in the preamble hereto.
1.11    “aGVHD” means acute graft-versus-host disease.
1.12    “aGVHD Clinical Study” means BALANCE, the Licensor’s Phase I/II, open-label, dose escalation and expansion Clinical Study of ALPN-101 in patients with steroid-resistant or steroid-refractory active aGVHD (NCT number 04227938).
1.13    “Alliance Manager” has the meaning set forth in Section 3.1.7 (Alliance Manager).
1.14    “ALPN-101” means the fusion protein described on Schedule 1.14 (ALPN-101).
1.15    “[†]” has the meaning set forth in [†].

1.16    “Annual Net Sales-Based Milestone Payment” has the meaning set forth in Section 6.5 (Sales-Based Milestones).
1.17    “Annual Net Sales-Based Milestone Payment Date” has the meaning set forth in Section 6.5 (Sales-Based Milestones).
1.18    “Annual Net Sales-Based Milestone Table” has the meaning set forth in Section 6.5 (Sales-Based Milestones).
1.19    “Annual Net Sales Milestone Threshold” has the meaning set forth in Section 6.5 (Sales-Based Milestones).
1.20    “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, regulatory guidelines or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.
1.21    “Audit Arbitrator” has the meaning set forth in Section 6.13 (Audit Dispute).
1.22    “Bankruptcy Code” has the meaning set forth in Section 12.5.1 (Applicability of 11 U.S.C. § 365(n)).
1.23    “Biosimilar Application” has the meaning set forth in Section 7.3.3 (Biosimilar Applications).
1.24    “Biosimilar Product” means, with respect to a Licensed Product and on a country-by-country basis, a biologic product marketed for commercial sale (a) whose licensing, approval or marketing authorization, or whose application for such licensing, approval or marketing authorization, relied in whole or in part on a prior approval, licensing or marketing authorization granted to such Licensed Product, or (b) that is determined by the FDA (or a foreign counterparty thereof) to be biosimilar to or interchangeable with such Licensed Product, as set forth at 42 USC 262(k) (or foreign equivalent thereof). A biological product licensed, marketed, sold, manufactured, or produced by AbbVie, its Affiliates or Sublicensees under the same Drug Approval Application for the Licensed Product shall not constitute a Biosimilar Product.
1.25    “BLA” has the meaning set forth in the definition of “Drug Approval Application.”
1.26    “Board of Directors” has the meaning set forth in the definition of “Change in Control.”
1.27    “Breach Determination” has the meaning set forth in Section 12.2.1 (Material Breach).
1.28    “Breaching Party” has the meaning set forth in Section 12.2.1 (Material Breach).
1.29    [†]
1.30    “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Chicago, Illinois are open for business.
1.31    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
1.32    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.33    “CDA” means that certain Mutual Nondisclosure Agreement by and between AbbVie Inc. and Alpine Immune Sciences, Inc. dated November 25, 2018, as may be amended from time to time.
1.34    “Centralized Approval Procedure” means the procedure through which a MAA filed with the EMA results in a single marketing authorization valid throughout the European Union.
1.35    “Change in Control”, with respect to Licensor, shall be deemed to have occurred if any of the following occurs after the Effective Date:
1.35.1    any “person” or “group” (as such terms are defined below but excluding any group of stockholders currently represented on Licensor’s Board of Directors) (a) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of Licensor then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of Licensor representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of Licensor or (b) has the power, directly or indirectly, to elect a majority of the members of Licensor’s board of directors, or similar governing body (“Board of Directors”); [†]; or
1.35.2    Licensor enters into a merger, consolidation or similar transaction with another Person (whether or not Licensor is the surviving entity) and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of Licensor immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of Licensor or such surviving Person immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of Licensor immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of Licensor representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of Licensor immediately prior to such transaction; or
1.35.3    Licensor sells or transfers to any Third Party, in one (1) or more related transactions, properties or assets representing all or substantially all of Licensor’s total assets to which this Agreement relates, excluding any assignment or transfer to any Third Party of Licensor’s rights to receive royalty or other payments hereunder as a means of financing Licensor’s operations; or
1.35.4    the holders of capital stock of Licensor approve a plan or proposal for the liquidation or dissolution of Licensor.
1.35.5    For the purpose of this definition of Change in Control, (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.36    “Clinical Data” means all Information with respect to any Licensed Compound or Licensed Product and made, collected or otherwise generated under or in connection with Clinical Studies, including any data (including raw data), reports and results with respect thereto.
1.37    “Clinical Studies” means Phase 0, Phase I, Phase II, Phase III and such other tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain any Regulatory Approval for a Licensed Compound or Licensed Product for one (1) or more Indications, including tests or studies that are intended to expand the Product Labeling for such Licensed Compound or Licensed Product with respect to such Indication.
1.38    “CMC Working Group” has the meaning set forth in Section 3.1.9(b) (CMC Working Group).
1.39    “Combination Product” means a Licensed Product containing one (1) or more Licensed Compounds and one (1) or more Other Active Ingredients. By way of example, and not meant to limit the foregoing definition, a Combination Product includes:
1.39.1    a Licensed Product that contains [†]; and
1.39.2    a Licensed Product that contains [†].
1.40    “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Licensed Product, including activities related to marketing, promoting, distributing, importing and exporting such Licensed Product, and interacting with Regulatory Authorities or other governmental authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.
1.41    “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization or Manufacturing activities with respect to the Licensed Compound or a Licensed Product by a Party, the carrying out of such activities using efforts and resources comparable to the efforts and resources that such Party would typically devote to compounds or products of similar market potential at a similar stage in development or product life, taking into account all scientific, commercial and other factors that such Party would take into account, including issues of safety and efficacy, expected and actual cost and time to develop, expected and actual profitability (including royalties and other payments required hereunder), expected and actual competitiveness of alternative Third Party products (including generic or biosimilar products) in the marketplace, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected likelihood of regulatory approval, the expected and actual reimbursability and pricing, and the expected and actual amounts of marketing and promotional expenditures required. Further, to the extent that [†] shall be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.
1.42    “Competing Product” means any product (a) that is labeled, advertised, marketed, promoted or intended for use in the Territory for the diagnosis, treatment, palliation or prevention of [†] and (b) that [†], as measured by [†].
1.43    “Competitive Activities” has the meaning set forth in Section 2.4 (Exclusivity).
1.44    “Confidential Information” means any Information or data provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, whether prior to, on or after the Effective Date, including Information relating to the terms of this Agreement, the Licensed Compound or any Licensed Product (including the Regulatory Documentation and Regulatory Data), any Exploitation of the Licensed Compound or any Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Licensor Know-How), or the scientific, regulatory or business affairs or other activities of either Party. In addition, each Party’s confidential information under the CDA shall be deemed to be such Party’s Confidential Information under this Agreement.
1.45    “Control” means, subject to Section 4.8 (In-License Agreements), with respect to any item of Information, Regulatory Documentation, material, Patent or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise (other than by operation of the license and other grants in Sections 4.1 (AbbVie Option) or 4.4.1 (License Grants to AbbVie)), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
1.46    “Convicted Entity” has the meaning set forth in Section 10.2.16(d) (Additional Representations and Warranties of Licensor).
1.47    “Convicted Individual” has the meaning set forth in Section 10.2.16(d) (Additional Representations and Warranties of Licensor).
1.48    “Data Breach” has the meaning set forth in Section 8.3 (Security Breach Notification).
1.49    “Data Security and Privacy Laws” means all Applicable Laws relating to the privacy, Processing and security of Personal Data.
1.50    “Debarred Entity” has the meaning set forth in Section 10.2.16(b) (Additional Representations and Warranties of Licensor).
1.51    “Debarred Individual” has the meaning set forth in Section 10.2.16(a) (Additional Representations and Warranties of Licensor).
1.52    “Default Notice” has the meaning set forth in Section 12.2.1 (Material Breach).
1.53    “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development. For purposes of clarity, Development shall include any submissions and activities required in support thereof required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved Licensed Product.
1.54    “Development Activities” has the meaning set forth in Section 2.1.1 (Development Plan and Activities).
1.55    “Development Plan” means the development plan set forth on Schedule 2.1.1 (Development Plan), as such development plan may be amended from time to time in accordance with this Agreement.

1.56    “Dispute” has the meaning set forth in Section 13.7 (Dispute Resolution).
1.57    “DOJ” means the Antitrust Division of the United States Department of Justice, and any successor entity thereto.
1.58    “Dollars” or “$” means United States Dollars.
1.59    “Drug Approval Application” means a Biologics License Application (a “BLA”) as defined in the PHSA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (a “MAA”) filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.60    “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.
1.61    “EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.
1.62    “European Union” or “E.U.” means the economic, scientific and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.
1.63    “Excluded Entity” has the meaning set forth in Section 10.2.16(c) (Additional Representations and Warranties of Licensor).
1.64    “Excluded Individual” has the meaning set forth in Section 10.2.16(c) (Additional Representations and Warranties of Licensor).
1.65    “Existing Patents” means (a) as of the Effective Date, all Licensor Patents existing as of the Effective Date and (b) as of the date of delivery by Licensor to AbbVie of the Option Exercise Data Package, all Licensor Patents existing as of such date of delivery.
1.66    “Existing Regulatory Documentation” means the Regulatory Documentation Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term prior to the Option Effective Date.
1.67    “Exploit” or “Exploitation” means to make, have made, import, have imported, export, have exported, use, have used, sell, have sold, offer for sale or otherwise exploit, including to research, Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, keep (whether for disposal or otherwise) or otherwise dispose of.
1.68    “FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.
1.69    “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.70    “Field” means [†].

1.71    “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after all Regulatory Approvals for such Licensed Product has been obtained in such country. [†] shall not be construed as a First Commercial Sale.
1.72    “FTC” means the United States Federal Trade Commission, and any successor entity thereto.
1.73    “FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [†] per Calendar Year) of work performing Development or Manufacturing activities for a Licensed Compound or Licensed Product. No additional payment shall be made with respect to any person who works more than [†] per Calendar Year and any person who devotes less than [†] per Calendar Year (or such other number as may be agreed by the JGC) shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [†].
1.74    “FTE Costs” means, with respect to Licensor for any period, the FTE Rate multiplied by the applicable number of FTEs of Licensor performing Development or Manufacturing activities during such period in accordance with the Development Plan.
1.75    “FTE Rate” has the meaning set forth in Section 5.5.2 (Manufacturing Technology Transfer Upon AbbVie’s Request).
1.76    “HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
1.77    “HSR Clearance” means the earlier of (a) notification to the Parties from the FTC or DOJ of early termination of the applicable waiting period under the HSR Act with respect to the HSR Filings, or (b) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings; provided, however, that if the FTC or DOJ commences any investigation by means of a Second Request or otherwise, HSR Clearance means the termination of such investigation or expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States.
1.78    “HSR Extension Period” has the meaning set forth in Section 4.3.1 (HSR).
1.79    “HSR Filings” means the filings by Licensor and AbbVie with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.
1.80    “In-License Agreement” means any agreement between Licensor or its Affiliate, on one hand, and a Third Party on the other hand under which AbbVie is granted a sublicense or other right under this Agreement as provided in Section 4.8 (In‑License Agreements).
1.81    “IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions (i.e., clinical trial application (CTA)) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.82    “Indemnification Claim Notice” has the meaning set forth in Section 11.3 (Notice of Claim).
1.83    “Indemnified Party” has the meaning set forth in Section 11.3 (Notice of Claim).
1.84    “Independent Affiliate” means, with respect to a Change in Control of Licensor, an Affiliate of Licensor that was not an Affiliate of Licensor prior to such Change in Control and is not a successor in interest to any Affiliate of Licensor that was an Affiliate of Licensor prior to such Change in Control.
1.85    “Indication” means, with respect to a product, a use to which such product is intended to be put for the treatment, prevention or cure of a distinct recognized disease or condition, or of a manifestation of a recognized disease or condition, which, if approved in the U.S., would be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2) or, to the extent applicable, any comparable labeling section outside the U.S., subject to the following: (a) [†] are not different Indications; (b) [†] are not different Indications, even if [†]; (c) [†] are not different Indications (e.g., [†]); (d) [†] are not different Indications; (e) [†] are not different Indications (e.g., [†]); and (f) [†] are not different Indications.
1.86    “Indirect Taxes” has the meaning set forth in Section 6.10 (Indirect Taxes).
1.87    “Information” means all knowledge of a technical, scientific, business and other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, Regulatory Data and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.
1.88    “Initial Development Plan” has the meaning set forth in Section 2.1.1 (Development Plan and Activities).
1.89    “Initiation” or “Initiate” means, with respect to a Clinical Study, the first enrollment of the first human subject in such Clinical Study.
1.90    “Intellectual Property” has the meaning set forth in Section 12.5.1 (Applicability of 11 U.S.C. § 365(n)).
1.91    “Joint Governance Committee” or “JGC” has the meaning set forth in Section 3.1.1 (Formation).
1.92    “Joint Intellectual Property Rights” has the meaning set forth in Section 7.1.2 (Ownership of Joint Patents and Joint Know-How).
1.93    “Joint Know-How” has the meaning set forth in Section 7.1.2 (Ownership of Joint Patents and Joint Know-How).
1.94    “Joint Patents” has the meaning set forth in Section 7.1.2 (Ownership of Joint Patents and Joint Know-How).

1.95    “Late Phase Development Activities” means the activities described in the Development Plan as “Late Phase Development Activities.” Late Phase Development Activities shall be Development Activities pursuant to the Development Plan in the event AbbVie requests completion of such activities as further described in Section 2.1.1 (Development Plan and Activities).
1.96    “LIBOR” means the London Interbank Offered Rate for deposits in United States Dollars having a maturity of one (1) month published by the British Bankers’ Association, as adjusted from time to time on the first London Business Day of each month.
1.97    “Licensed Compound” means (a) the fusion protein known as ALPN-101 and (b) any other molecule that (i) is owned or Controlled by Licensor or its Affiliates as of the Effective Date or at any time during the Term and (ii) [†], as measured by [†] (such molecules in clause (b), “Other Licensed Molecules”). A technical description of any Other Licensed Molecules existing or that are under Development by Licensor or its Affiliates as of the Effective Date are set forth on Schedule 1.97-A [†], which schedule shall be updated by Licensor from time to time ([†]) to reflect all additional Licensed Compounds; provided that, for clarity, the failure of a fusion protein or molecule which meets the criteria for an Other Licensed Molecule to be included on Schedule 1.97-A [†] shall not affect whether such fusion protein or molecule is determined to be a Licensed Compound under this Agreement. It is expressly understood that Licensor’s proprietary fusion protein known as [†] as of the Effective Date, as described on Schedule 1.97-C [†], shall not be deemed a “Licensed Compound” hereunder.
1.98    “Licensed Product” means any product, or portion thereof, containing a Licensed Compound, alone or in combination with one (1) or more Other Active Ingredients, in any and all forms, presentations, delivery systems, dosages and formulations.
1.99    “Licensor” has the meaning set forth in the preamble hereto.
1.100    “Licensor Acquirer” means any Person that becomes an Independent Affiliate of Licensor due to and upon a Change in Control of Licensor.
1.101    “Licensor Indemnitees” has the meaning set forth in Section 11.1 (Indemnification of Licensor).
1.102    “Licensor Know-How” means all Information that is (a) owned or Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term, (b) not generally known and (c) necessary or reasonably useful for the Development, Manufacture, Commercialization or Exploitation of any Licensed Compound or Licensed Product, but excluding Joint Know-How or Information published in Licensor Patents.
1.103    “Licensor Patents” means all of the Patents that are (a) Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term and (b) that claim any Licensed Compound, any Licensed Product or any composition containing a Licensed Compound, or the Development, Manufacture, Commercialization or Exploitation of any of the foregoing, or are necessary for or otherwise used by either Party in activities under this Agreement for, the Development, Manufacture, Commercialization or Exploitation of any Licensed Compound or Licensed Product. For clarity, the Licensor Patents include the Existing Patents, Licensor Product Patents and Licensor Platform Patents, but exclude Joint Patents.
1.104    “Licensor Platform Patents” means all of the Licensor Patents that are not Licensor Product Patents.

1.105    “Licensor Product Patents” means all of the Licensor Patents that (a) as of the Option Effective Date, [†], in each case of (i)-(iii) wherein [†]; or (b) are deemed to be “Licensor Product Patents” under Section 7.2.2 (Maintenance and Prosecution of Licensor Platform Patents). For clarity, a Licensor Patent that discloses (but does not claim) any of the foregoing molecule, product, composition or Exploitation described in clause (a) shall not be deemed a “Licensor Product Patent”. Licensor Product Patents as of the Effective Date include those Patents set forth in Schedule 10.2.1 (Existing Licensor Product Patents), provided that the failure to include a Licensor Patent that otherwise meets the foregoing definition on Schedule 10.2.1 (Existing Licensor Product Patents) does not render such patent not a Licensor Product Patent.
1.106    “[†]” has the meaning set forth in [†].
1.107    “Losses” has the meaning set forth in Section 11.1 (Indemnification of Licensor).
1.108    “MAA” has the meaning set forth in the definition of Drug Approval Application.
1.109    “Major Market” means each of the United States, United Kingdom, Germany, France, Spain and Italy.
1.110    “Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping and holding of the Licensed Compound, any Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance and quality control.
1.111    “Manufacturing Process” has the meaning set forth in Section 5.5.2 (Manufacturing Technology Transfer Upon AbbVie’s Request).
1.112    “Manufacturing Technology Transfer” has the meaning set forth in Section 5.5.2 (Manufacturing Technology Transfer Upon AbbVie’s Request).
1.113    “Material Amendment” means any material amendment or other modification to the Development Plan, including (a) a change to the scope, timing or resource allocation of any Development Activities that would result in an increase in the timeline included in such Development Plan, (b) budgetary changes that, together with any prior amendments, would result in a cumulative increase or decrease of [†] or more from the aggregate budget set forth in the Initial Development Plan for all Development Activities other than the Late Phase Development Activities ([†] and [†]), (c) the imposition of any obligation on AbbVie, (d) the removal or material reduction of any of the Development Activities specifically identified in the then-current Development Plan to be conducted by or on behalf of Licensor, (e) a material decrease in Licensor’s level of efforts with respect to Development Activities, or (f) any material modifications to Licensor’s reporting and data summary requirements under the Development Plan.
1.114    “Mono Product” has the meaning set forth in the definition of “Net Sales.”
1.115    “Net Sales” means, with respect to a Licensed Product for any period, the total amount billed or invoiced on sales of such Licensed Product during such period by AbbVie, its Affiliates or Sublicensees (each, a “Selling Party”) in the Territory to Third Parties (including wholesalers or distributors) in bona fide arm’s length transactions, less the following deductions, in each case [†] the Selling Party:
(a)    [†];
(b)    [†];

(c)    [†];
(d)    [†];
(e)    [†];
(f)    [†];
(g)    [†];
(h)    [†];
(i)    [†]; and
(j)    [†].
Net Sales shall not include [†]. Net Sales shall include [†]. Net Sales shall not include [†].
Net Sales shall be calculated in accordance with the standard internal policies and procedures of the Selling Party, which must be in accordance with Accounting Standards.
For purposes of calculating Net Sales, all Net Sales shall be converted into Dollars in accordance with Section 6.8 (Mode of Payment; Offsets).
In the event that a Licensed Product is sold in any country or other jurisdiction in the form of a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:
(i)    If a product containing as its sole active ingredient a Licensed Compound contained in such Combination Product (the “Mono Product”) and products containing as their sole active ingredients Other Active Ingredients in such Combination Product are separately sold in such country or other jurisdiction, the Net Sales attributable to such Combination Product shall be calculated by [†]: [†], for products that contain as their sole active ingredients Other Active Ingredients in such Combination Product.
(ii)    If the Mono Product is separately sold in such country or other jurisdiction, but products containing as their sole active ingredients Other Active Ingredients in such Combination Product are not separately sold in such country or other jurisdiction, the Net Sales attributable to such Combination Product shall be calculated by [†]: [†] to which the Net Sales calculation applies for such Combination Product.
(iii)    If the Mono Product is not separately sold in such country or other jurisdiction, but products containing as their sole active ingredients Other Active Ingredients contained in such Combination Product are separately sold in such country or other jurisdiction, the Net Sales attributable to such Combination Product shall be calculated by [†]: [†] to which the Net Sales calculation applies for products that contain as their sole active ingredients Other Active Ingredients in such Combination Product.
(iv)    If both the Mono Product and Other Active Ingredients or ingredients in such Combination Product are not separately sold in such country or other jurisdiction, [†]. If the Parties cannot [†].
1.116    “New License Agreement” has the meaning set forth in Section 4.7 (Sublicense Survival).

1.117    “Non-Breaching Party” has the meaning set forth in Section 12.2.1 (Material Breach).
1.118    “Option” has the meaning set forth in Section 4.1 (AbbVie Option).
1.119    “Option Effective Date” means the date upon which AbbVie delivers to Licensor the Option Exercise Notice with respect to the Option in accordance with Section 13.8 (Notices); provided that, if AbbVie reasonably determines in good faith prior to the delivery of the Option Exercise Notice for the Option that the transactions to be consummated upon the exercise of the Option require HSR Filings, the Option Effective Date shall mean the Business Day following the date on which HSR Clearance occurs.
1.120    “Option Exercise Data Package” means a data package containing the information set forth on Schedule 1.120 (Option Exercise Data Package).
1.121    “Option Exercise Data Package Trigger Event” has the meaning set forth on Schedule 1.121 (Option Exercise Data Package Trigger Event).
1.122    “Option Exercise Fee” has the meaning set forth in Section 6.4 (Option Exercise Fee).
1.123    “Option Exercise Notice” has the meaning set forth in Section 4.2 (Option Exercise).
1.124    “Option Exercise Period” means the period of time beginning on the Effective Date and, subject to Section 4.2 (Option Exercise) and Section 4.3 (HSR), ending ninety (90) days following the date that Licensor provides AbbVie with the Option Exercise Data Package; provided that, if Licensor has not provided AbbVie with the Option Exercise Data Package by [†], the JGC shall promptly confer and discuss the facts underlying such delay, including whether any clinical hold has been placed on the program, and any potential resolution.
1.125    “Other Active Ingredient” means any component that provides pharmacological activity or other direct therapeutic effect in the Field or that therapeutically affects the structure or any function of the body whereby such component is not Controlled by Licensor.
1.126    “Other Licensed Molecules” has the meaning set forth in Section 1.97 (Licensed Compound).
1.127    “Party” and “Parties” has the meaning set forth in the preamble hereto.
1.128    “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and rights to claim priority from any of such patents or patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from the foregoing patents and patent applications in (a), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any patent term extensions, supplementary protection certificates, pediatric exclusivities and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.129    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.130    “Personal Data” means (a) all information identifying, or in combination with other information, identifiable to an individual, including pseudonymized (key-coded) Clinical Data containing such information; and (b) any other information that is governed, regulated or protected by one or more Data Security and Privacy Laws.
1.131    “Phase 0” means an exploratory, first-in-human trial conducted in accordance with the FDA 2006 Guidance on Exploratory Investigational New Drug Studies (or the equivalent in any country or other jurisdiction outside of the United States) and designed to expedite the development of therapeutic or imaging agents by establishing very early on whether the agent behaves in human subjects as was anticipated from pre-clinical studies.
1.132    “Phase I” means a human clinical trial of a Licensed Compound or Licensed Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.
1.133    “Phase II” means a human clinical trial of a Licensed Compound or Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.
1.134    “Phase II SLE Clinical Study” means a Phase II of a Licensed Compound or Licensed Product for the treatment of SLE that has the minimum characteristics set forth in the Development Plan.
1.135    “Phase III” means a human clinical trial of a Licensed Compound or Licensed Product on a sufficient number of subjects in an indicated patient population that is designed to establish that a Licensed Compound or Licensed Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Licensed Compound or Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.
1.136    “PHSA” means the United States Public Health Service Act, as amended from time to time.
1.137    “Privacy and Security Obligations” has the meaning set forth in Section 10.2.22 (Additional Representations and Warranties of Licensor).
1.138    “Processing” (or its conjugates) means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alternation, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
1.139    “[†]” has the meaning set forth in [†].

1.140    “Product Infringement” has the meaning set forth in Section 7.3.1 (Enforcement of Licensor Patents).
1.141    “Product Labeling” means, with respect to a Licensed Product in a country or other jurisdiction in the Territory, (a) the Regulatory Authority‑approved full prescribing information for such Licensed Product for such country or other jurisdiction, including any required patient information, and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for such Licensed Product in such country or other jurisdiction.
1.142    “Product Trademarks” means the Trademark(s) to be used by AbbVie or its Affiliates or its or their respective Sublicensees for the Development, Commercialization or Exploitation of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).
1.143    “Proposed In-Licensed Rights” has the meaning set forth in Section 4.8.1 (In-License Agreements Prior to Option Exercise).
1.144    “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, the approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to Commercialize a Licensed Product in such country or other jurisdiction, including, where applicable, pricing or reimbursement approval in such country or other jurisdiction, and where required by Applicable Law, (a) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (b) approval of Product Labeling.
1.145    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local governmental or regulatory authority, agency, department, bureau, commission, council or other entities (e.g., the FDA and EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Licensed Products in the Territory.
1.146    “Regulatory Data” has the meaning set forth in Section 5.3 (Regulatory Matters).
1.147    “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files, and (c) Clinical Data, non-clinical data and CMC data contained or relied upon in any of the foregoing, in each case ((a), (b) and (c)) relating to a Licensed Product.
1.148    “Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection or other patent-related exclusivity, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive Commercialization period during which AbbVie or its Affiliates or Sublicensees have the exclusive right to market and sell, and any other Third Party is prevented from marketing or selling, a Licensed Product in such country or other jurisdiction.
1.149    “Royalty Term” means, with respect to each Licensed Product and each country or other jurisdiction in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country or other jurisdiction, and ending on the later to occur of (a) the expiration, invalidation, revocation, cancellation, dedication to the public, disclaimer or abandonment date of the last Licensor Patent that includes a Valid Claim claiming the Licensed Compound contained in such Licensed Product in such country or other jurisdiction; (b) the expiration of Regulatory Exclusivity in such country or other jurisdiction for such Licensed Product; and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country or other jurisdiction.
1.150    “Safety Data Exchange Agreement” has the meaning set forth in Section 5.4.1 (Safety Data Exchange Agreement).
1.151    “Second Request” has the meaning set forth in Section 12.6 (Termination of Failure or Delay to Obtain HSR Clearance).
1.152    “Selling Party” has the meaning set forth in the definition of “Net Sales.”
1.153    “Senior Officer” means, with respect to Licensor, its [†] or any of their designees, and with respect to AbbVie, its [†] or his/her designee.
1.154    “SLE” means systematic lupus erythematosus.
1.155    “Sublicense Agreement” has the meaning set forth in Section 4.6 (Sublicenses).
1.156    “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by AbbVie under the grants in Section 4.4.1 (License Grants to AbbVie) as provided in Section 4.6 (Sublicenses), excluding any Third Party to which AbbVie or its Affiliate has granted such sublicense as a result of a settlement for a dispute involving Licensor Patents or Joint Patents.
1.157    “Successful Completion of the [†]” means the achievement of the success criteria set forth on Schedule 1.157 ([†] Success Completion Criteria).
1.158    “Term” has the meaning set forth in Section 12.1 (Term).
1.159    “Terminated Territory” means each (a) Major Market with respect to which this Agreement is terminated by Licensor pursuant to Section 12.2.2 (Material Breach Related to Diligence in a Major Market), (b) each country or other jurisdiction with respect to which this Agreement is terminated by AbbVie pursuant to Section 12.3 (Termination Right by AbbVie For Convenience), or, (c) if this Agreement is terminated in its entirety, the entire Territory.
1.160    “Territory” means the entire world.
1.161    “Third Party” means any Person other than Licensor, AbbVie and their respective Affiliates.
1.162    “Third Party Claims” has the meaning set forth in Section 11.1 (Indemnification of Licensor).
1.163    “Third Party Payments” has the meaning set forth in Section 6.6.3(c) (Reductions).
1.164    “Third Party Provider” has the meaning set forth in Section 13.1 (Subcontracting).
1.165    “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark,

service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered, and any registrations thereof or any pending applications relating thereto.
1.166    “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.167    “Valid Claim” means (a) a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, cancellation, dedication to the public or disclaimer; or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal; or (b) a claim of a pending patent application that is filed and being prosecuted in good faith, provided that if such claim does not issue as a valid and enforceable claim within [†] from its earliest priority date, such claim shall cease to be a Valid Claim unless and until it is actually issued. For clarity, a holding, finding or decision that is final and unappealable or unappealed means a holding, finding or decision from which no appeal (other than a petition to the United States Supreme Court for a writ of certiorari or a similar appeal the consideration of which is subject to the discretion of the higher court) can be or has been taken.
1.168    “Voting Stock” has the meaning set forth in the definition of “Change in Control.”
1.169    “Withholding Amount” has the meaning set forth in Section 6.9.1 (Withholding Taxes).
1.170    “Withholding Party” has the meaning set forth in Section 6.9.1 (Withholding Taxes).
1.171    “[†]” has the meaning set forth in [†].
1.172    “Working Group” has the meaning set forth in Section 3.1.9(a) (Working Groups).

ARTICLE 2
LICENSOR ACTIVITIES
2.1    Pre-Option Development.
2.1.1    Development Plan and Activities. At all times during the Term prior to the Option Effective Date, Licensor shall conduct its Development efforts under a development plan (as may be amended pursuant to this Agreement from time to time, the “Development Plan”), which shall contain, at a minimum, all activities reasonably necessary to generate the Option Exercise Data Package and a reasonably itemized budget for such activities, including (a) all activities reasonably necessary to complete the Phase II SLE Clinical Study, (b) all non-clinical toxicology activities of the Licensed Compound reasonably necessary to conduct the other activities set forth in the Development Plan and (c) all CMC activities reasonably necessary to result in the Successful Completion of the [†] (subject to Section 1.95 (“Late Phase Development Activities”), such activities, along with any other activities under the Development Plan, the “Development Activities”). Notwithstanding the foregoing, the performance of the Late Phase Development Activities shall only be initiated, conducted and completed by Licensor upon request by AbbVie, in its sole discretion. The Parties have agreed upon an initial version of such Development Plan (and topline budget), which is set forth as of the Effective Date on Schedule 2.1.1 (Initial Development Plan) (such initial Development Plan, the “Initial Development Plan”). Licensor shall (i) perform all activities set forth in the Development Plan and any updated or amended versions thereof (except to the extent any such activity relies on the success or other outcome of a prior activity and such prior activity was not successful or did not achieve such outcome) and (ii) use Commercially Reasonable Efforts to (A) achieve the objectives set forth in the Development Plan and (B) achieve such objectives set forth in the Development Plan on the applicable timelines set forth therein, in each case ((A)-(B)), at Licensor’s sole cost and expense, subject to Section 2.1.4 (Budget Increases) and at all times in accordance with the terms of this Agreement and the Development Plan; provided that, with respect to cost allocation, [†]. The JGC shall review the Development Plan [†] for the purpose of review and comment in order to evaluate whether any amendments to the Development Plan should be approved; provided that the JGC shall also review the Development Plan to evaluate whether any amendments to the Development Plan should be approved promptly following receipt of key datasets from the Development Activities (e.g., data from GLP toxicity studies, new formulation data, PK/PD data from a Phase II Clinical Study). If Licensor desires to conduct any Development of a Licensed Compound or Licensed Product (including in any additional Indications) other than the aGVHD Clinical Study that is not contemplated by the Development Plan, it may propose to the JGC the conduct of such Development activity, which [†], and the JGC shall in good faith consider such proposal. For clarity, Licensor shall not conduct any Development of a Licensed Compound or Licensed Product other than the aGVHD Clinical Study that is not contemplated by the Development Plan or approved by the JGC.
2.1.2    Amendments to Development Plan. During the Term prior to the Option Effective Date, the Parties shall, through the JGC, and in accordance with Section 2.1.1 (Development Plan and Activities), review the then-current Development Plan, and as appropriate, propose any amendment, including a Material Amendment, to the then-current Development Plan through the JGC, so long as such amendment, if approved, would amend the Development Plan in a manner consistent with the requirements of this Agreement, including those set forth in Section 2.1.1 (Development Plan and Activities). The JGC shall discuss any such proposed amendment in good faith, and each Party shall ensure that its JGC representatives reasonably consider any concerns and opinions of the other Party’s JGC representatives in good faith when deciding whether to approve such proposed amendment to the Development Plan. If the JGC cannot, or does not, reach consensus on such amendment, such dispute shall be subject to the dispute resolution provisions set forth in Section 3.1.5 (Dispute Resolution). Without limiting any other provision in this Agreement, including this Section 2.1.2 (Amendments to Development Plan) and Section 3.1 (Joint Governance Committee), if the FDA requests that Licensor amend, or Licensor reasonably determines as a result of feedback provided by the FDA that it is necessary to amend, the clinical portion of the Development Plan, then Licensor shall promptly notify AbbVie of the need for such amendment, keep AbbVie reasonably informed during the period when Licensor is making such amendment and, for the avoidance of doubt, Licensor shall consider any comments of AbbVie to such amendment in good faith.
2.1.3    [†]. During the Term prior to the Option Effective Date, either Party may submit a request to the JGC that the Development Plan be amended to [†]. For clarity, any such amendment shall be considered as a Material Amendment to the Development Plan, and shall be subject to and Section 2.1.4 (Budget Increases) and Section 3.1.5(b) (Dispute Resolution).
2.1.4    Budget Increases. To the extent that (a) any Material Amendment initially proposed by AbbVie (other than a Material Amendment addressed in clause (b) below) is a Material Amendment as described in clause (b) of Section 1.113 (“Material Amendment”) and is approved by the JGC, AbbVie shall pay Licensor [†], in arrears, within [†] of receipt of Licensor’s invoice therefor an amount equal to the cost overage for the aggregate budget for the Development Activities under the Development Plan as amended by such Material Amendment as compared to the Development Plan immediately prior to such Material Amendment and (b) any Material Amendment [†] pursuant to Section 2.1.3 ([†]) is approved which causes the overall budget for the Development Activities for such [†] to increase by [†] from the budget for the [†] in the Initial Development Plan ([†]), such budgeted cost overages (i.e., in excess of [†] of [†]) shall be payable by AbbVie by increasing the [†] payment under Section 6.2 (Development Milestone by Licensor) by an amount equal to such budgeted cost overages (in excess of [†] of [†]) and AbbVie shall pay such increased milestone payment in accordance with Section 6.2 (Development Milestone by Licensor).
2.1.5    Compliance. Licensor shall perform all Development Activities in good scientific manner and in compliance with all Applicable Law.
2.1.6    Reporting. During any period of time during the Term during which Licensor is performing Development Activities, on a [†] basis, Licensor shall provide to AbbVie a reasonably detailed written report reflecting the progress of the Development Activities and the aGVHD Clinical Study including, at a minimum, [†]. Such reports shall be provided to AbbVie in conjunction with meetings and other communications between the representatives of Licensor and AbbVie on the JGC. AbbVie shall maintain all Confidential Information of Licensor disclosed to AbbVie under this Section 2.1.6 (Reporting) in confidence in accordance with ARTICLE 9 (Confidentiality and Non-Disclosure).
2.1.7    Records. Licensor shall, and shall ensure that its Affiliates and Third Party Providers, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of the Development Activities. Such records shall be retained by Licensor for at least [†] after the termination or expiration of this Agreement, or for such longer period as may be required by Applicable Law. Upon AbbVie’s request, Licensor shall provide copies of the records it has maintained pursuant to this Section 2.1.7 (Records) to AbbVie. AbbVie shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of Licensor maintained pursuant to Section 2.1.7 (Records). Upon AbbVie’s request, Licensor shall also promptly procure AbbVie with access to relevant premises, books, records (including raw data and any correspondence with any Regulatory Authority), databases, staff and consultants of Licensor working for Licensor for the purposes of undertaking due diligence on the Licensed Compound and Licensed Products in Development by Licensor and shall provide to AbbVie copies of all agreements and other documents related to the Licensed Compound and Licensed Products that are material to the Development or Commercialization of the Licensed Compound and Licensed Products in the Territory. AbbVie shall maintain all Confidential Information of Licensor disclosed to AbbVie under this Section 2.1.7 (Records) in confidence in accordance with ARTICLE 9 (Confidentiality and Non-Disclosure).
2.2    Regulatory Matters. During the Term prior to the Option Effective Date, Licensor or its designated Affiliates shall have the right and obligation to, at its sole cost and expense, (a) prepare, file and maintain Regulatory Documentation (including Regulatory Approvals) and (b) communicate with Regulatory Authorities, in each case ((a)-(b)), with respect to the Licensed Compound and Licensed Products in the Field in the Territory. Licensor shall notify the JGC prior to any communication or interaction with a Regulatory Authority with respect to the Licensed Compound or Licensed Products, or any product with a common IND to a Licensed Product, and shall implement any reasonable advice or comments of AbbVie or its representatives on the JGC as to such communication or interaction. Generally, Licensor shall, to the extent practicable, permit AbbVie a reasonable period of time (but in no event less than [†], except to the extent required due to timelines set by Regulatory Authorities) to review and comment on any communications with a Regulatory Authority with respect to the Licensed Compound or Licensed Products prior to submission of such communication. Prior to the Option Effective Date, Licensor shall provide AbbVie with prior written notice of any scheduled meetings, conferences or discussions with a Regulatory Authority relating to a Licensed Compound or Licensed Product reasonably promptly after Licensor first receives notice of the scheduling of such meeting, conference or discussion. To the extent permitted by Applicable Law, AbbVie shall have the right to have [†] its employees attend as an observer in all material meetings, conferences and discussions between Licensor and Regulatory Authorities and to observe meetings of clinical investigators, data and safety monitoring boards and clinical advisory boards, in each case with respect to Licensed Compounds or Licensed Products in the Field in the Territory. Licensor shall provide AbbVie access to or copies of Licensor’s Regulatory Documentation (including Regulatory Approvals) and communications with Regulatory Authorities with respect to the Licensed Compound and Licensed Products in the Field in the Territory, and shall permit AbbVie’s employees and agents access to the premises of Licensor and its Affiliates, at reasonable times during normal business hours and upon reasonable notice, to audit such Regulatory Documentation and communications.
2.3    Manufacturing. Licensor shall have the obligation to, at its sole cost and expense, Manufacture and supply the Licensed Compound and Licensed Products necessary to complete the Development Activities in a manner consistent with the Development Plan, either itself or through one or more Affiliates or Third Parties selected by Licensor in its sole discretion; provided that (a) any amendment of an existing supply arrangement with respect to the Licensed Compound or Licensed Products or (b) any execution of any new supply agreement with respect to the Licensed Compound or Licensed Products, in each case ((a)-(b)), shall require AbbVie’s prior written consent. The Parties agree that any quantities of Licensed Compound or Licensed Product that (i) are manufactured pursuant to the Development Plan and (ii) are remaining following the completion of the Development Activities (other than the Late Phase Development Activities) shall be used for the Late Phase Development Activities, and if such remaining quantities of Licensed Compound or Licensed Product are no longer required to conduct Late Phase Development Activities, at AbbVie’s election, (x) such remaining quantities of Licensed Compound or Licensed Product shall be [†] or (y) the costs of such remaining quantities of Licensed Compound or Licensed Product shall be [†]. If AbbVie does not exercise the Option, the Parties shall negotiate in good faith Licensor’s repurchase of any Licensed Compound or Licensed Product [†], regardless of whether such inventory has been transferred to AbbVie. At AbbVie’s election, the Parties shall negotiate in good faith to enter into a separate form of supply agreement and quality agreement with respect to the supply of Licensed Compound and Licensed Product from Licensor to AbbVie, which agreements shall contain reasonable and customary provisions consistent with industry practice.
2.4    Exclusivity. During the Term, Licensor shall not, and shall cause its Affiliates not to, (a) directly or indirectly, develop, commercialize, manufacture or otherwise exploit any Competing Product in any country in the Territory, or (b) license, authorize, appoint or otherwise enable any Third Party to, directly or indirectly, develop, commercialize, manufacture or otherwise exploit any Competing Product in any country in the Territory; provided that in no event shall this Section 2.4 (Exclusivity) apply to any Licensor Acquirer; provided further that in the event that a Licensor Acquirer is engaged, directly or indirectly, in any activities that, if carried out by Licensor or its Affiliates, would be in violation of any of the restrictions set forth above in this Section 2.4 (Exclusivity) (such activities, the “Competitive Activities”), then, following the applicable Change in Control of Licensor, Licensor shall ensure that such Competitive Activities are subject to appropriate firewall procedures to prevent the use of AbbVie’s Confidential Information in the exploitation of a Competing Product, including ensuring that (i) no personnel that perform development, manufacturing or commercialization activities with such Competing Product have access to AbbVie’s Confidential Information and (ii) no personnel of Licensor or any of its Affiliates that perform Development or Manufacturing activities with the Licensed Compound or Licensed Products have access to non-public plans or Information relating to the development, manufacture or commercialization of such Competing Product.
2.5    Change in Control of Licensor. If Licensor undergoes a Change in Control during the Term, then:
2.5.1    Licensor shall notify AbbVie thereof immediately upon the closing of the Change in Control;

2.5.2    AbbVie shall have the right, in its sole and absolute discretion, by written notice delivered to Licensor (or its successor) at any time following the written notice contemplated by the foregoing Section 2.5.1 (Change in Control of Licensor), to continue this Agreement as modified by this Section 2.5.2 (Change in Control of Licensor), in which case, effective as of the date AbbVie delivers such notice to Licensor: (a) AbbVie shall have the right to conduct any activities allocated to Licensor under the Development Plan and all such activities under such plan shall be deemed to be allocated to AbbVie for the purposes of this Agreement, (b) [†], and (c) in the event the Option has not been exercised under this Agreement, [†] shall apply, mutatis mutandis, as if AbbVie had exercised the Option;
2.5.3    In the event that AbbVie delivers notice to Licensor of its exercise of the right to conduct activities allocated to Licensor under the Development Plan prior to the Option Effective Date, Licensor hereby grants, and shall cause its Affiliates to grant, to AbbVie an exclusive license (including with regard to Licensor and its Affiliates existing immediately prior to such Change in Control), with the right to grant sublicenses through multiple tiers, under the Licensor Patents, the Licensor Know-How and the interest of Licensor and its Affiliates in the Joint Know-How and Joint Patents solely to conduct activities allocated to Licensor (and now AbbVie) under the Development Plan;
2.5.4    AbbVie shall have the right, at AbbVie’s sole election, to disband the JGC and terminate the activities of the JGC and thereafter undertake all activities assigned by this Agreement to the JGC solely and exclusively by itself;
2.5.5    AbbVie shall have the right, in its sole and absolute discretion, by written notice delivered to Licensor (or its successor) at any time within [†] following the written notice contemplated by the foregoing Section 2.5 (Change in Control of Licensor), to (a) terminate any or all provisions of this Agreement providing for any delivery by AbbVie to Licensor of Confidential Information of AbbVie relating to activities contemplated by this Agreement, save only for the provisions of Section 5.2.2 (Reporting), but removing other than factual statements relating to such status, ARTICLE 6 (Payments and Records); and (b) require Licensor and the Licensor Acquirer to adopt reasonable procedures, proposed by AbbVie and to be agreed upon by the Parties in writing, to prevent disclosure of Confidential Information of AbbVie to the Licensor Acquirer; or
2.5.6    Licensor covenants that, subject to the foregoing Section 2.5.2 (Change in Control of Licensor) and 2.5.3 (Change in Control of Licensor), there shall be no material change in the level or nature of efforts or resources expended by Licensor and its Affiliates or the qualifications and experience of Licensor’s assigned personnel (including with respect to the allocation of their time), in each case, which material change would reasonably be expected to adversely impact (a) Licensor’s ability to perform its obligations under this Agreement or (b) the Exploitation of any Licensed Product by AbbVie.  Without limiting the foregoing, Licensor shall ensure that, if such Change in Control occurs prior to the expiration of the Option Exercise Period, each employee or consultant of Licensor or any of its Affiliates who worked on any material portion of the Development Plan during the [†] immediately prior to such Change in Control or who would reasonably be expected to work on any material portion of the Development Plan thereafter, shall continue to work on such plan until the Development Activities are completed for so long as such Person remains an employee or consultant of Licensor or any of its Affiliates; provided that any employee or consultant of Licensor or any of its Affiliates who (i) in the [†] immediately prior to such Change in Control spent more than [†] in the performance of Development Activities or (ii) was reasonably expected to spend more than [†] in the performance of Development Activities in the [†] following such Change in Control (if such Change in Control had not occurred) shall be deemed to have worked on a material portion of the Development Plan.
ARTICLE 3
GOVERNANCE

3.1    Joint Governance Committee.
3.1.1    Formation. Within [†] after the Effective Date, the Parties shall establish a joint governance committee (the “Joint Governance Committee” or “JGC”). The JGC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JGC. From time to time, each Party may substitute one (1) or more of its representatives to the JGC on written notice to the other Party. AbbVie shall select from its representatives the chairperson for the JGC. From time to time, AbbVie may change the representative who shall serve as chairperson on written notice to Licensor.
3.1.2    Specific Responsibilities. The JGC shall:
(a)    oversee and monitor the performance of the Development Activities and the aGVHD Clinical Study and address any issues that arise in connection therewith, including the approval of Clinical Study protocols for the Phase II SLE Clinical Study;
(b)    review and discuss Information (including Clinical Data) arising from the performance of the Development activities set forth in the Development Plan and the aGVHD Clinical Study;
(c)    review and discuss any safety issues arising from the performance of the Development Activities or the aGVHD Clinical Study;
(d)    review, discuss and determine whether to approve any amendments (including Material Amendments) to the Development Plan, including whether to [†];
(e)    discuss communications and interactions with Regulatory Authorities with respect to the Licensed Compound or Licensed Products or any product with a common IND to a Licensed Product;
(f)    discuss the scope, logistics and details regarding any Manufacturing Technology Transfer;
(g)    establish, oversee, manage and resolve disputes within Working Groups;
(h)    establish secure access methods (including secure databases) for each Party to access the Confidential Information of the other Party; and
(i)    perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
3.1.3    Meetings and Minutes. The JGC shall meet [†], or as otherwise agreed to by the Parties, with the location of such meetings alternating between locations designated by Licensor and locations designated by AbbVie. The chairperson of the JGC shall be responsible for calling meetings on no less than [†] notice. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [†] in advance of the applicable meeting; provided that under exigent circumstances requiring input by the JGC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the applicable meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld or delayed. The chairperson of the JGC shall prepare and circulate for review and approval of the Parties minutes of each meeting within [†] after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JGC.
3.1.4    Procedural Rules. The JGC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JGC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representatives of the Parties on the JGC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. Representation by proxy shall be allowed. The JGC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. Employees or consultants of either Party that are not representatives of the Parties on the JGC may attend meetings of the JGC; provided that such attendees (a) shall not vote or otherwise participate in the decision-making process of the JGC, and (b) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in ARTICLE 9 (Confidentiality and Non-Disclosure).
3.1.5    Dispute Resolution.
(a)    If the JGC cannot, or does not, reach consensus on an issue at a meeting or within a period of [†] thereafter or such other period as the Parties may agree, then the dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.
(b)    If the Senior Officers are not able to agree on the resolution of any such issue within [†] after such issue was first referred to them, then the status quo shall prevail; provided that (i) Licensor shall have final decision-making authority with respect to [†] and (ii) AbbVie shall have final decision-making authority with respect to [†] and [†]. Disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, and that are outside of the jurisdiction of the JGC, shall be resolved pursuant to Section 13.7 (Dispute Resolution).
3.1.6    Limitations on Authority. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated to or vested in the JGC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JGC shall have no power to amend, modify or waive compliance with this Agreement, which may only be amended or modified as provided in Section 13.9 (Entire Agreement; Amendments) or compliance with which may only be waived as provided in Section 13.12 (Waiver and Non-Exclusive Remedies).
3.1.7    Alliance Manager. Each Party shall appoint a person who shall oversee contact between the Parties for all matters between meetings of each JGC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party. Following the disbandment of the JGC, the Alliance Managers shall continue to act as a liaison between the Parties and shall be responsible for providing and receiving Information that is to be exchanged under the terms of this Agreement.
3.1.8    Discontinuation of the JGC. AbbVie may disband the JGC, at its sole discretion, after the Option Effective Date upon written notice to Licensor. Once AbbVie has provided such written notice, the JGC shall be terminated and shall have no further rights or obligations under this Agreement, and thereafter, (a) any requirement of a Party to provide Information or other materials to the JGC shall be deemed a requirement to provide such Information or other materials to the other Party and (b) any matters delegated to the JGC shall be made by mutual agreement of the Parties, subject to the dispute resolution provisions under Section 13.7 (Dispute Resolution).
3.1.9    Working Groups.
(a)    From time to time, the JGC may establish and delegate duties to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities. Each Working Group shall be constituted and shall operate as the JGC determines; provided that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed. Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JGC may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JGC. In no event shall the authority of any Working Group exceed that specified for the JGC under this ARTICLE 3 (Governance). All decisions of a Working Group shall be by consensus. Any disagreement between the designees of AbbVie and Licensor on a Working Group shall be referred to the JGC for resolution.
(b)    CMC Working Group. Subject to Section 3.1.9(a) (Working Groups), the JGC shall establish a CMC Working Group (the “CMC Working Group”) promptly after the JGC’s formation that shall be responsible for Manufacturing and supply matters delegated to it by the JGC. The CMC Working Group shall consist of an equal (and agreed upon) number of representatives from each of the Parties, each with the requisite experience and seniority to enable such person to oversee and make decisions regarding CMC activities and matters under this Agreement. From time to time, each Party may substitute one (1) or more of its representatives to the CMC Working Group on written notice to the other Party. The CMC Working Group shall meet [†], or as otherwise mutually agreed to by the Parties, with the location of such meetings to be mutually agreed by the Parties. The CMC Working Group shall be subject to the oversight, review and approval of, and shall report to, the JGC. All decisions of the CMC Working Group shall be by consensus and any disagreements among the representatives of the CMC Working Group shall be referred to the JGC for resolution.
3.1.10    Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JGC or other Working Groups.
ARTICLE 4
OPTION AND OPTION EXERCISE
4.1    AbbVie Option. Effective as of the Effective Date, Licensor hereby grants, and shall cause its Affiliates to hereby grant, to AbbVie an exclusive option to obtain an exclusive (including with regard to Licensor and its Affiliates) license, with the right to grant sublicenses through multiple tiers, under the Licensor Patents and the Licensor Know-How, and Licensor’s and its Affiliates’ interests in the Joint Patents and Joint Know-How, to Exploit the Licensed Compound and Licensed Products in the Field in the Territory (the “Option”).
4.2    Option Exercise. AbbVie may, in its sole discretion, exercise the Option at any time prior to the expiration of the Option Exercise Period, subject to Section 4.3 (HSR), by providing written notice of such to Licensor (“Option Exercise Notice”). Promptly following the Option Exercise Data Package Trigger Event, Licensor shall provide AbbVie with the Option Exercise Data Package, an updated disclosure schedule with respect to Licensor’s representations and warranties, to be set forth on Schedule 4.2 (Option Exercise

Disclosure Schedule) and an updated list of Licensor Product Patents that are Existing Patents. Following AbbVie’s receipt of the Option Exercise Data Package until the expiration of the Option Exercise Period, AbbVie shall have the opportunity to review and inspect the Option Exercise Data Package, request access to all Information generated in the performance of the activities set forth in the Development Plan (which Licensor shall provide to AbbVie as soon as possible following such request), and to ask questions of and receive timely answers from Licensor related thereto; provided, however, that Licensor shall not be obligated to provide access to any Information that would (A) result in the loss of the protection of any attorney-client privilege held by Licensor or (B) violate any Applicable Law. If, during the Option Exercise Period, AbbVie provides written notice to Licensor that it does not believe the Option Exercise Data Package provided contains the required information then (a) the Option Exercise Period shall be tolled, (b) Licensor shall provide to AbbVie an updated Option Exercise Data Package containing the required information as promptly as practicable, and (c) the Option Exercise Period shall commence following the date of delivery of the updated Option Exercise Data Package containing the required information; provided that if Licensor in good faith believes that the Option Exercise Data Package is complete after the first extension, then the dispute shall be [†]. If the resolution of such dispute is that the Option Exercise Data Package is complete, the Option Exercise Data Package shall be deemed to be complete, and the Option Exercise Period shall expire on the later of: (i) the expiration date of the original Option Exercise Period, as tolled under clause (a) above, and (ii) [†] following the date that the Parties receive written notice of such decision.
4.3    HSR.
4.3.1    If AbbVie reasonably determines in good faith prior to the delivery of the Option Exercise Notice for the Option that the transactions to be consummated upon the exercise of the Option requires HSR Filings and AbbVie wishes to provide an Option Exercise Notice for the Option, AbbVie shall provide the Option Exercise Notice for the Option to Licensor prior to the end of the Option Exercise Period, which notice shall include AbbVie’s binding commitment to complete the exercise of the Option, subject only to HSR Clearance and the terms of this Section 4.3 (HSR), and the Option Exercise Period shall automatically be extended for [†] for AbbVie to obtain HSR Clearance (the “HSR Extension Period”).
4.3.2    In connection with the Parties’ activities under this Section 4.3 (HSR), AbbVie and Licensor shall each use commercially reasonable efforts to resolve as promptly as practicable any objections that may be asserted by the FTC or the DOJ with respect to the transactions notified in the HSR Filings. Nothing in this Section 4.3 (HSR) or otherwise in this Agreement shall require either Party to (a) offer, accept or agree to sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer, or dispose of any assets, operations, rights, product lines, or businesses, or interests therein, of itself or any of its Affiliates (or consent to any of the foregoing actions), (b) offer, accept or agree to any restraint, prohibition or limitation on the ownership, operation or conduct of all or any portion of the businesses or assets of itself or any of its Affiliates in any part of the world, or (c) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a governmental authority seeking to impose any of the restrictions referenced in clause (a) or (b) above; provided that neither Party shall agree to or effectuate any remedy without the prior written consent of the other Party.
4.3.3    AbbVie shall be responsible for all filing fees in connection with the filing of submissions to the FTC and DOJ under the HSR Act, and each Party shall be responsible for its costs and expenses, including attorneys’ fees, incurred by it in preparing submissions or responses or responding to any Second Request or other action by the FTC or DOJ under the HSR Act. If HSR Filings are required, each Party shall use commercially reasonable efforts to prepare and file its respective HSR Filing as promptly as is practicable and advisable, with the goal of filing the HSR Filings within [†] after Licensor receiving the Option Exercise Notice for the Option or promptly thereafter. In connection with obtaining HSR Clearance, each of

AbbVie and Licensor shall (a) cooperate with each other in connection with any investigation or other inquiry relating to an HSR Filing and the transactions contemplated by this Agreement; (b) keep the other Party or its counsel informed of any material communication received from or given to the FTC or DOJ relating to the HSR Filings and the transactions contemplated by this Agreement (and provide a copy to the other Party if such material communication is in writing); and (c) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to the FTC or DOJ.
4.3.4    Tolling of Obligations. If the exercise by AbbVie of the Option under Section 4.2 (Option Exercise) requires the making of filings under the HSR Act, then all rights and obligations related to the exercise of the Option (including payment of any Option Exercise Fee) and the granting of any licenses in connection therewith shall be tolled until the HSR Clearance.
4.4    Effects of Option Exercise. Effective upon the Option Effective Date:
4.4.1    License Grants to AbbVie. Licensor hereby grants, and shall cause its Affiliates (subject to Section 13.4 (Assignment)) to grant, to AbbVie an exclusive license (including with regard to Licensor and its Affiliates except with respect to the retained rights set forth in Section 4.5 (Post-Option Licensor Development Activities)), with the right to grant sublicenses through multiple tiers, under the Licensor Patents, the Licensor Know-How and the interest of Licensor and its Affiliates in the Joint Know-How and Joint Patents to Exploit the Licensed Compound and Licensed Products in the Field in the Territory.
4.4.2    Transfer of Regulatory Documentation. As of the Option Effective Date, Licensor hereby assigns to AbbVie all of its rights, title and interests in and to all Existing Regulatory Documentation (including any existing Regulatory Approvals). Licensor shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary under, or as AbbVie may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto AbbVie its rights under, this Section 4.4.2 (Transfer of Regulatory Documentation). Without limiting the foregoing, Licensor shall, within [†] of the Option Effective Date, provide to AbbVie, in such form and format as AbbVie may reasonably request, (a) copies of all material correspondence to and from any Regulatory Authority that relates to the Licensed Compound or Licensed Products, and (b) all Regulatory Documentation assigned to AbbVie pursuant to this Section 4.4.2 (Transfer of Regulatory Documentation).
4.4.3    Right of Reference. Licensor hereby grants to AbbVie, its Affiliates and sublicensees, an exclusive license and right of reference (including with regard to Licensor and its Affiliates), with the right to grant sublicenses and further rights of reference through multiple tiers, under all Regulatory Approvals and any other Regulatory Documentation that Licensor or its Affiliates may Control with respect to the Licensed Compounds or Licensed Products as necessary or useful for purposes of Exploiting the Licensed Compound and Licensed Products in the Field in the Territory.
4.5    Post-Option Licensor Development Activities. Within [†] following the Option Effective Date, AbbVie may, in its sole discretion, request that Licensor finish performing the Development Activities and, upon any such request, Licensor shall finish performing such Development Activities, at Licensor’s sole cost and expense, in accordance with the terms and conditions of this Agreement and the Development Plan. If Licensor is conducting Development Activities following the Option Effective Date, AbbVie may [†] by written notice to Licensor [†] that results in (a) [†] in such Development Plan as such budget relates to Licensor’s activities, (b) [†] with respect to activities under such Development Plan, or (c) [†] to require the written consent of each Party. Licensor shall retain rights under the license granted to AbbVie in Section 4.4.1 (License Grants to AbbVie) solely to the extent necessary to conduct any Development Activities to be conducted post-Option Effective Date under and pursuant to this Section 4.5 (Post-Option Licensor Development Activities).
4.6    Sublicenses. AbbVie shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses and rights of reference granted to AbbVie under Section 4.4.1 (License Grants to AbbVie) to its Affiliates and other Persons; provided that any such sublicenses shall be consistent with the terms and conditions of this Agreement. Within [†] following the grant of any such sublicenses other than sublicenses that are with Third Party subcontractors performing activities hereunder on behalf of AbbVie or its Affiliate or are non-exclusive sublicenses in the normal course of business that do not grant commercialization rights to the Sublicensee, AbbVie shall notify Licensor of the grant of such sublicense, which notice shall include [†]. Each Sublicensee shall be bound by a written sublicense agreement with AbbVie (each, a “Sublicense Agreement”). AbbVie shall remain responsible for the performance of all of its obligations under this Agreement, whether or not delegated to or performed by a Sublicensee, including payment of all amounts owed to Licensor pursuant to this Agreement in connection with activities of a Sublicensee, regardless of whether the terms of any Sublicense Agreement provide for such amount to be paid by the Sublicensee directly to Licensor.
4.7    Sublicense Survival. As of and following the Option Effective Date, upon termination of this Agreement for any reason other than by AbbVie pursuant to Section 12.3 (Termination Right by AbbVie for Convenience), upon the request of any Sublicensee of AbbVie, Licensor shall enter into a direct license with such Sublicensee on, subject to this Section 4.7 (Sublicense Survival), the same terms as this Agreement, taking into account any differences in license scope, territory and duration of the sublicense grant (each a “New License Agreement”), provided that such Sublicensee is not at the time of such termination in breach of its Sublicense Agreement with AbbVie. Under any such New License Agreement between Licensor and such former Sublicensee, such former Sublicensee shall be required to [†] pursuant to this Agreement on account of such former Sublicensee’s Development or Commercialization of Licensed Products [†]. Under such New License Agreement, Licensor shall not be bound by any grant of rights broader than, and shall not be required to perform any obligation other than those rights and obligations contained in this Agreement, and all applicable rights of Licensor set forth in this Agreement shall be included in such New License Agreement. Notwithstanding the foregoing, Licensor shall not be obligated to enter into a New License Agreement with a Sublicensee of AbbVie unless such Sublicensee notifies Licensor within [†] after such termination of this Agreement that it wishes to enter into a New License Agreement.
4.8    In‑License Agreements.
4.8.1    In-License Agreements Prior to Option Exercise. If Licensor or its Affiliate enters into an agreement with a Third Party prior to the Option Effective Date under which Licensor or its Affiliate obtains a license or rights to Patents or know-how that are necessary or useful for the Exploitation of any Licensed Compound or Licensed Product in the Field in the Territory, then Licensor shall inform AbbVie of any such Third Party agreement and shall provide AbbVie with a copy of such license, sublicense or other agreement (“Proposed In-Licensed Rights”) promptly following execution of such agreement but in no event later than the submission of the Option Exercise Data Package. Following the Option Effective Date, AbbVie shall notify Licensor within [†] of such exercise as to whether it wishes to be bound by or assume the rights and obligations of the Proposed In-Licensed Rights as they apply to AbbVie and this Agreement; provided that, as between the Parties, [†]. If AbbVie wishes to be so bound, then (a) the Proposed In-Licensed Rights shall automatically be included in the Licensor Know‑How and Licensor Patents (as applicable) hereunder; (b) [†],

AbbVie agrees to abide by all applicable terms and conditions of such license, sublicense or other agreement, as it relates to AbbVie and this Agreement; and (c) such license, sublicense or other agreement shall be an “In-License Agreement” hereunder. Otherwise, notwithstanding anything to the contrary in this Agreement, the Proposed In-Licensed Rights shall not be included within the Licensor Know‑How or Licensor Patents and such license, sublicense or other agreement shall not be an “In-License Agreement” hereunder. For clarity, neither Licensor nor its Affiliate shall, with respect to any Proposed In-Licensed Rights, before the earlier of (i) the conclusion of the Option Exercise Period without the exercise of the Option by AbbVie or (ii) the conclusion of the [†] period following the Option Effective Date without AbbVie notifying Licensor that it wishes to be bound by or assume the rights and obligations of the Proposed In-Licensed Rights pursuant to this Section 4.8.1 (In-License Agreements Prior to Option Exercise), take any action that would put conditions on, restrict or otherwise diminish such Proposed In-Licensed Rights disclosed to AbbVie hereunder.
4.8.2    Procedure for In-License Agreements Following Option Exercise. Following the Option Effective Date, if Licensor or its Affiliate is planning to enter into an agreement with a Third Party under which Licensor or its Affiliate obtains a license or rights to Patents or know-how that are necessary or useful for the Exploitation of the Licensed Compound or Licensed Product in the Field in the Territory, then Licensor shall provide AbbVie with written notice thereof. Within [†] of receipt of such notice by AbbVie, AbbVie may request that the Parties discuss whether it would be preferable and practicable for AbbVie to obtain a license or rights to such Patents or know-how for the Exploitation of the Licensed Compound or Licensed Product in the Field in the Territory within a scope consistent with AbbVie’s exclusive license hereunder and upon such request by AbbVie, the Parties shall discuss such possibility in good faith and use reasonable efforts to reach agreement. If the Parties disagree as to whether AbbVie should obtain such rights, Licensor shall have the final decision-making authority as to how to proceed; provided that Licensor shall not unreasonably withhold, delay or condition its consent to AbbVie obtaining such rights and the Parties acknowledge and agree that [†].
4.8.3    In-License Agreements Following Option Exercise. Following the Option Effective Date, if Licensor or any of its Affiliates becomes a party to a license, sublicense or other agreement for additional rights, with the right to sublicense, that are necessary or useful for the Exploitation of the Licensed Compound or Licensed Product in the Field in the Territory as permitted under Section 4.8.2 (Procedure for In-License Agreements Following Option Exercise), then Licensor shall inform AbbVie and shall provide AbbVie with a copy of the Proposed In-Licensed Rights. If AbbVie notifies Licensor in writing that it wishes to be bound by or assume the rights and obligations of the Proposed In-Licensed Rights as they apply to AbbVie and this Agreement, then (a) the Proposed In-Licensed Rights shall automatically be included in the Licensor Know‑How and Licensor Patents (as applicable) hereunder, provided that, if such inclusion results in any payment obligation due to such Third Party, [†] ; (b) AbbVie agrees to abide by all applicable terms and conditions of such license, sublicense or other agreement, as it relates to AbbVie and this Agreement; and (c) such license, sublicense or other agreement shall be an “In-License Agreement” hereunder. Otherwise, notwithstanding anything to the contrary in this Agreement, the Proposed In-Licensed Rights shall not be included within the Licensor Know‑How or Licensor Patents and such license, sublicense or other agreement shall not be an “In-License Agreement” hereunder.
4.9    No Implied Licenses. No Party shall be deemed by estoppel or implication to have granted to the other Party any other licenses or right with respect to any intellectual property that are not expressly granted herein.
ARTICLE 5
POST-OPTION ACTIVITIES

5.1    Technology Transfer. Promptly following the Option Effective Date, but in no event later than [†] thereafter, Licensor shall, at its sole cost and expense, use reasonable good faith efforts to disclose and transfer to AbbVie or its designee, in whatever form AbbVie may reasonably request, all Licensor Know-How. Thereafter during the Term, Licensor shall, at its sole cost and expense, disclose and make available to AbbVie or its designee, in whatever form AbbVie may reasonably request, any additional Licensor Know-How that has not been previously transferred to AbbVie and is necessary or useful for AbbVie to perform its obligations or exercise its rights under this Agreement. Without limiting the generality of the foregoing, from time to time at AbbVie’s reasonable request, [†], Licensor shall make available its qualified scientific and technical personnel on a reasonable basis to consult with AbbVie as necessary for Licensor to transfer the Licensor Know-How to AbbVie and thereby enable the Development and Commercialization of the Licensed Product as contemplated by this Agreement.
5.2    Development.
5.2.1    General. Following the Option Effective Date, subject to the terms of this Agreement, AbbVie (itself or through its Affiliates, Sublicensees or Third Party Providers) shall have sole authority over the Development of the Licensed Compound and Licensed Products. At AbbVie’s request, Licensor shall provide reasonable assistance to AbbVie in connection with such Development, including by providing AbbVie with any Licensor Know-How and materials Controlled by Licensor that would be necessary or useful for such activities.
5.2.2    Reporting. Following the Option Effective Date, and until the First Commercial Sale of a Licensed Product in a Major Market, AbbVie shall provide to Licensor, following disbandment of the JGC, reports within [†] after each [†] summarizing the key Development activities undertaken and summarizing the results achieved with respect to the Licensed Products in all Major Markets during such [†]. Prior to the disbandment of the JGC, AbbVie shall provide the JGC with interim updates on such activities and results at regularly scheduled meetings of the JGC. Licensor shall maintain all information disclosed to Licensor under this Section 5.2.2 (Reporting) in confidence in accordance with ARTICLE 9 (Confidentiality and Non-Disclosure).
5.3    Regulatory Matters.
5.3.1    During the Term following the Option Effective Date, except to the extent that Licensor is performing any regulatory activities in connection with Development Activities under Section 4.5 (Post-Option Exercise Licensor Development Activities), subject to the terms of this Agreement (including Section 5.7 (AbbVie Diligence)), AbbVie (itself or through its Affiliates or Sublicensees) shall be solely responsible for, at its sole cost and expense, (a) preparing, filing and maintaining Regulatory Documentation (including Regulatory Approvals) and (b) communicating with Regulatory Authorities, in each case ((a)-(b)), with respect to the Licensed Compound and Licensed Products in the Field in the Territory.
5.3.2    During the Term following the Option Effective Date, all Regulatory Documentation (including all Regulatory Approvals and Product Labeling) relating to the Licensed Compound or Licensed Products in the Field in the Territory shall be owned by, and shall be the sole property and held in the name of, AbbVie or its designated Affiliate, Sublicensee or designee.
5.3.3    During the Term following the Option Effective Date, Licensor shall promptly provide to AbbVie copies of or access to all non-clinical data and Clinical Data, and other Information, results and analyses with respect to any Development Activities that are Controlled by Licensor or any of its Affiliates (collectively, “Regulatory Data”), when and as such Regulatory Data becomes available.

5.3.4    During the Term following the Option Effective Date, Licensor shall support AbbVie and its Affiliates as may be reasonably necessary or appropriate, in obtaining all Regulatory Approvals for the Licensed Products, including providing necessary documents or other materials required by Applicable Law to obtain all Regulatory Approvals.
5.4    Safety Data Exchange Agreement.
5.4.1    Within [†] after the Option Effective Date, the Parties shall enter into a safety data exchange agreement (the “Safety Data Exchange Agreement”) to initiate a process for the exchange of adverse event safety data in a mutually agreed format, including those that occur during Clinical Studies and post-marketing spontaneous reports received by either Party or its Affiliates, in order to monitor the safety of any Licensed Compound or Licensed Product and to meet reporting requirements with any applicable Regulatory Authority.
5.4.2    Notwithstanding the forgoing, if any adverse event safety data is received or otherwise generated by a Party prior to the execution of the Safety Data Exchange Agreement, such Party shall, within [†]of receiving or otherwise generating such data, provide such data to the other Party by email to: (a) if to AbbVie, at [†] or such other email that AbbVie may notify Licensor of; or (b) if to Licensor, at [†] or such other email that Licensor may notify AbbVie of.
5.5    Manufacturing.
5.5.1    Manufacturing Activities. During the Term following the Option Effective Date and the completion of Manufacturing Technology Transfer, except to the extent that Licensor is performing any Manufacturing activities under Section 4.5 (Post-Option Exercise Licensor Development Activities), AbbVie (itself or through its Affiliates, Sublicensees or Third Party Providers) shall be responsible for, at its sole cost and expense, the Manufacture and supply of the Licensed Compounds and Licensed Products necessary to perform Development and Commercialization of Licensed Compounds and Licensed Products under this Agreement.
5.5.2    Manufacturing Technology Transfer Upon AbbVie’s Request. AbbVie shall have the right, following the interim analysis as described in the Development Plan through the date that is [†] following the date of the Option Exercise Notice, to require Licensor to effect a full transfer to AbbVie or its designee (which designee may be an Affiliate or a Third Party manufacturer, and which Third Party manufacturer [†] of Licensed Compound or Licensed Products) of Licensor Know-How necessary or reasonably useful for the conduct of the then-current process for the Manufacture of the Licensed Compound or Licensed Products (the “Manufacturing Process”) and to implement the Manufacturing Process at facilities designated by AbbVie (such transfer and implementation, as more fully described in this Section 5.5.2 (Manufacturing Technology Transfer Upon AbbVie’s Request), the “Manufacturing Technology Transfer”). Notwithstanding the foregoing, if Licensor effects such Manufacturing Technology Transfer prior to the Option Effective Date, and if AbbVie elect not to exercise the Option, AbbVie shall promptly effect a full transfer of all such Licensor Know-How transferred to AbbVie back to Licensor. If requested by AbbVie, such assistance shall include facilitating the entering into of agreements with applicable Third Party suppliers relating to the Licensed Compound or Licensed Products. Without limitation to the foregoing, in connection with each Manufacturing Technology Transfer, upon AbbVie’s reasonable request, and subject to Section 5.5.2(f) (Manufacturing Technology Transfer Upon AbbVie’s Request):
(a)    Licensor shall make available, and shall use commercially reasonable efforts to cause its Third Party manufacturers to make available (including by using commercially reasonable efforts to [†] following the Effective Date), to AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) from time to time as AbbVie may request and to the extent then-available, all Manufacturing-related Licensor Know-How, Information and materials relating to the Manufacturing Process, and all documentation [†], that has not been included as part of the Manufacturing Technology Transfer but that AbbVie has identified in its review of such materials made available thereunder as being necessary or reasonably useful to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice the Manufacturing Process as permitted under this Agreement;
(b)    Licensor shall cause appropriate employees and representatives of Licensor and its Affiliates to meet with, and shall use commercially reasonable efforts to cause appropriate employees and representatives of its Third Party manufacturers to meet with (including by using commercially reasonable efforts to [†] following the Effective Date), employees or representatives of AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) at the applicable manufacturing facility at mutually convenient times to assist with the working up and use of the Manufacturing Process and with the training of the personnel of AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to the extent necessary or reasonably useful to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice the Manufacturing Process;
(c)    Without limiting the generality of clause (b) above, Licensor shall cause appropriate analytical and quality control laboratory employees and representatives of Licensor and its Affiliates to meet with, and shall use commercially reasonable efforts to cause appropriate analytical and quality control employees and representatives of its Third Party manufacturers to meet with (including by using commercially reasonable efforts to [†] following the Effective Date), employees or representatives of AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) at the applicable manufacturing facility and make available all necessary equipment, at mutually convenient times, to support and execute the transfer of all applicable analytical methods and the validation thereof (including [†]);
(d)    Licensor shall take such steps, and shall use commercially reasonable efforts to cause its Third Party manufacturers to take such steps (including by using commercially reasonable efforts to [†] following the Effective Date, but not including any obligation to so amend any contracts entered into as of the Effective Date), as are necessary or reasonably useful to assist in reasonable respects AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) in obtaining any necessary licenses, permits or approvals from Regulatory Authorities with respect to the Manufacture of the Licensed Compound and Licensed Products at the applicable facilities; and
(e)    Licensor shall provide, and shall use commercially reasonable efforts to cause its Third Party manufacturers to provide (including by using commercially reasonable efforts to [†] following the Effective Date), such other assistance as AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) may reasonably request to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice the Manufacturing Process and otherwise to Manufacture Licensed Compounds and Licensed Products.
(f)    The first [†] of assistance provided by Licensor to AbbVie under this Section 5.5.2 (Manufacturing Technology Transfer Upon AbbVie’s Request) and Section 5.5.3 (Subsequent Manufacturing Technology Transfer) shall be provided without charge. If AbbVie requests any such assistance in excess of such [†], AbbVie shall reimburse Licensor’s reasonable FTE Costs at the hourly rate of [†] per FTE (the “FTE Rate”).
5.5.3    Subsequent Manufacturing Technology Transfer. Without limiting the foregoing, during the [†] following AbbVie’s request for the Manufacturing Technology Transfer pursuant to

Section 5.5.2 (Manufacturing Technology Transfer Upon AbbVie’s Request), in the event that there is any invention, discovery or improvement included in the Licensor Know-How relating to the Manufacture of a Licensed Compound or Licensed Products developed, invented or reduced to practice, Licensor shall promptly disclose such invention, discovery or improvement to AbbVie and shall, at AbbVie’s reasonable request, and subject to Section 5.5.2(f) (Manufacturing Technology Transfer Upon AbbVie’s Request), perform technology transfer with respect to such invention, discovery or improvement in the same manner as provided in Section 5.5.2 (Manufacturing Technology Transfer Upon AbbVie’s Request).
5.6    AbbVie Commercialization. During the Term following the Option Effective Date, subject to Section 5.7 (AbbVie Diligence),
5.6.1    Commercialization Activities. AbbVie (itself or through its Affiliates, Sublicensees or Third Party Providers) shall be solely responsible for, at its sole cost and expense, the Commercialization of the Licensed Products in the Field in the Territory.
5.6.2    Booking of Sales; Distribution. AbbVie (itself or through its Affiliates, Sublicensees or Third Party Providers) shall be solely responsible for, at its sole cost and expense, invoicing and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing, and distributing the Licensed Products in the Territory and to perform or cause to be performed all related services. AbbVie shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory.
5.6.3    Product Trademarks. AbbVie shall be solely responsible for, [†], determining the Product Trademarks to be used with respect to the Exploitation of the Licensed Products on a worldwide basis and AbbVie shall own such Product Trademarks.
5.6.4    Commercialization Reports. No less than [†] prior to the anticipated First Commercial Sale of the first Licensed Product in a Major Market and each [†] of the First Commercial Sale thereafter for the next [†], AbbVie shall provide Licensor with a written [†] report that [†] Commercialization activities performed during such time period with respect to each Major Market; provided that such reporting obligation shall [†].
5.7    AbbVie Diligence.
5.7.1    During the Term as of and following the Option Effective Date, AbbVie (itself or through its Affiliates, Sublicensees or Third Party Providers) shall use Commercially Reasonable Efforts to (a) Develop and seek Regulatory Approval for one (1) Licensed Product in one (1) Indication in each of the United States and one (1) additional Major Market in the Territory, and (b) following receipt of Regulatory Approval for such Licensed Product for the first Indication in the United States or such Major Market, Commercialize such Licensed Product for such Indication in such country.
5.7.2    Licensor acknowledges and agrees that, in addition to the foregoing, (a) AbbVie shall have the right to satisfy its diligence obligations under this Section 5.7 (AbbVie Diligence) through its Affiliates or Sublicensees, and (b) nothing in this Section 5.7 (AbbVie Diligence) is intended, or shall be construed, to require AbbVie to Develop, seek Regulatory Approval for and Commercialize a specific Licensed Product.
5.7.3    In the event that AbbVie decides to discontinue its diligence obligations under this Section 5.7 (AbbVie Diligence) with respect to a Licensed Product in favor of another Licensed Product,

its diligence obligations under this Section 5.7 (AbbVie Diligence) shall cease with respect to such initial Licensed Product in favor of such other Licensed Product.
5.7.4    Licensor further acknowledges that AbbVie is in the business of Exploiting products and nothing in this Agreement shall be construed as restricting such business or imposing on AbbVie the duty to Exploit any Licensed Product for which royalties are payable hereunder to the exclusion of, or in preference to, any other product, or in any way other than in accordance with its normal commercial practices. If at any time Licensor has a reasonable basis to believe that AbbVie is in material breach of its material obligations under this Section 5.7 (AbbVie Diligence), then Licensor shall so notify AbbVie, specifying the basis for its belief, and the Parties shall meet within [†] after such notice to discuss in good faith Licensor’s concerns and AbbVie’s plans with respect to the Licensed Products.
5.8    Compliance with Applicable Law. AbbVie shall perform its activities under this ARTICLE 5 (Post-Option Activities) in compliance with all Applicable Law.
ARTICLE 6
PAYMENTS AND RECORDS
6.1    Upfront Payment. No later than [†] following the Effective Date, AbbVie shall pay Licensor an upfront amount equal to Sixty Million Dollars ($60,000,000). Such payment shall be noncreditable against any other payments due hereunder.
6.2    Development Milestones by Licensor. In partial consideration of the rights granted by Licensor to AbbVie hereunder and subject to the terms and conditions set forth in this Agreement, AbbVie shall pay to Licensor the amounts set forth below within [†] after the first achievement of each of the following milestone events by Licensor prior to the Option Effective Date:

Development Milestone	Development Payment
[†]	[†]
[†]	[†]
[†]	[†]
Each milestone payment in this Section 6.2 (Development Milestones by Licensor) shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Compound or Licensed Product. The maximum aggregate amount payable by AbbVie pursuant to this Section 6.2 (Development Milestones by Licensor) is Seventy-Five Million Dollars ($75,000,000).
6.3    Development Milestones by AbbVie. In partial consideration of the rights granted by Licensor to AbbVie hereunder and subject to the terms and conditions set forth in this Agreement, AbbVie shall pay to Licensor the amounts set forth below within [†] after the first achievement of each of the following milestone events by AbbVie, its Affiliate or Sublicensee following the Option Effective Date:

Development Milestone	Development Payment
[†]	[†]
[†]	[†]
[†]	[†]
[†]	[†]
Each milestone payment in this Section 6.3 (Development Milestones by AbbVie) shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Compound or Licensed Product. The maximum aggregate amount payable by AbbVie pursuant to this Section 6.3 (Development Milestones by AbbVie) is Two Hundred and Five Million Dollars ($205,000,000).
6.4    Option Exercise Fee. Within [†] after the Option Effective Date, AbbVie shall pay Licensor a one-time payment of Seventy-Five Million Dollars ($75,000,000) (the “Option Exercise Fee”).
6.5    Sales-Based Milestones. In partial consideration of the rights granted by Licensor to AbbVie hereunder, subject to Section 6.5 (Sales-Based Milestones), in the event that the Net Sales of a particular Licensed Product made by AbbVie or any of its Affiliates or Sublicensees in a given Calendar Year exceeds a threshold (each, an “Annual Net Sales Milestone Threshold”) set forth in the left-hand column of the table immediately below (the “Annual Net Sales-Based Milestone Table”), AbbVie shall pay to Licensor a milestone payment (each, an “Annual Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right-hand column of the Annual Net Sales-Based Milestone Table. In the event that in a given Calendar Year more than one (1) Annual Net Sales Milestone Threshold is exceeded, AbbVie shall pay to Licensor a separate Annual Net Sales-Based Milestone Payment with respect to each Annual Net Sales Milestone Threshold that is exceeded in such Calendar Year. Each such milestone payment shall be due within [†] of the end of the Calendar Year in which such milestone was achieved (each, a “Annual Net Sales-Based Milestone Payment Date”).

Annual Net Sales Milestone Threshold	Payment Amount
[†]	[†]
[†]	[†]
[†]	[†]

Notwithstanding anything contained in Section 6.5 (Sales-Based Milestones), each milestone payment in this Section 6.5 (Sales-Based Milestones) shall be payable only upon the first achievement of such milestone in a Calendar Year, and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years. The maximum aggregate amount payable by AbbVie pursuant to this Section 6.5 (Sales-Based Milestones) is Four Hundred and Fifty Million Dollars ($450,000,000).
6.6    Royalties.
6.6.1    Royalty Rates. As further consideration for the rights granted to AbbVie hereunder, subject to Section 6.6.3 (Reductions), commencing upon the First Commercial Sale of a Licensed Product in the Territory, on a Licensed Product-by-Licensed Product and country-by-country or other jurisdiction-by-other jurisdiction basis, AbbVie shall pay to Licensor a royalty on Net Sales of each Licensed

Product in each country or other jurisdiction in the Territory (excluding Net Sales of each Licensed Product in any country or other jurisdiction in the Territory for which the Royalty Term for such Licensed Product in such country or other jurisdiction has expired) during each Calendar Year at the following rates:

Net Sales in the Territory of each Licensed Product in a Calendar Year	Royalty Rate
[†]	[†]
[†]	[†]
[†]	[†]

With respect to each Licensed Product in each country or other jurisdiction in the Territory, from and after the expiration of the Royalty Term for such Licensed Product in such country or other jurisdiction, Net Sales of such Licensed Product in such country or other jurisdiction shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in this Section 6.6.1 (Royalty Rates).
6.6.2    Royalty Term. AbbVie shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country or other jurisdiction in the Territory after the Royalty Term for such Licensed Product in such country or other jurisdiction in the Territory has expired.
6.6.3    Reductions. Notwithstanding the foregoing:
(a)    from and after the date on which a Licensed Product is sold in a particular country or other jurisdiction in the Territory and is both (i) not covered by a Valid Claim of a Licensor Patent described in clause (a) of Section 1.149 (“Royalty Term”) and (ii) not subject to Regulatory Exclusivity in such country or other jurisdiction, the royalty rate for such Licensed Product with respect to such country or other jurisdiction shall be reduced by [†] from the applicable rate(s) set forth in Section 6.6.1 (Royalty Rates) (as adjusted by Section 6.6.3(c) (Reductions)); and
(b)    in the event that in any country or other jurisdiction in the Territory during the Royalty Term for a Licensed Product, but following the expiration, invalidation, revocation, cancellation, dedication to the public, disclaimer or abandonment date of the last Licensor Patent that includes a Valid Claim claiming the Licensed Compound contained in such Licensed Product in such country or other jurisdiction, if the unit volume of all Biosimilar Products in such country or other jurisdiction in a Calendar Quarter equals or exceeds [†] of the sum of unit volume of such Licensed Product and all Biosimilar Products in such country or other jurisdiction, (i) Net Sales of such Licensed Product in such country or other jurisdiction shall [†], and (ii) any payments owed by AbbVie with respect to such Licensed Product under Section 6.6.1 (Royalty Rates) shall be reduced by [†] for [†] for such Licensed Product in such country or other jurisdiction;
(c)    [†], in the event that AbbVie enters into an agreement with a Third Party in order to obtain a license or right under a Patent or intellectual property right owned or controlled by such Third Party in a particular country or other jurisdiction pursuant to Section 7.6 (Third Party Licenses and Patents), AbbVie shall be entitled to deduct from any royalties payable hereunder with respect to such country or other jurisdiction [†] of all royalties and other amounts paid to such Third Party in respect of such agreement (“Third Party Payments”); and
(d)    AbbVie shall have the right to [†].
6.6.4    Mechanics of Adjustments to Royalties. [†], any reductions set forth in Section 6.6.3 (Reductions) shall be applied in [†]; provided that, [†], the adjustments made pursuant to Section 6.6.3(a) and Section 6.6.3(b) (Reductions) collectively shall not reduce by more than [†] the royalties that would otherwise be owed under Section 6.6.1 (Royalty Rates) as reduced by Section 6.6.3(c) (Reductions) and all aggregate reductions under Section 6.6.3 (Reductions) shall not reduce the royalties that would otherwise be owed under Section 6.6.1 (Royalty Rates) by more than [†]. For clarity, any reductions to be taken from royalties under Section 6.6.3(c) (Reductions), including [†], or under Section 6.6.3(d) (Reductions) that are not able to be deducted in a Calendar Quarter due to the royalty floor in this Section 6.6.4 (Mechanics of Adjustments to Royalties) [†] shall be carried over to subsequent Calendar Quarters and applied against the royalties due with respect to such subsequent Calendar Quarters until the reduction has been taken in full. Any adjustments pursuant to Section 6.6.3 (Reductions) shall apply only to the relevant Licensed Product in the relevant country or other jurisdiction in the Territory and shall be allocated [†].
6.7    Royalty Payments and Reports. AbbVie shall calculate all amounts payable to Licensor pursuant to Section 6.6 (Royalties) at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 6.8 (Mode of Payments; Offsets). AbbVie shall pay to Licensor the royalty amounts due with respect to a given Calendar Quarter within [†] after the end of such Calendar Quarter. Each payment of royalties due to Licensor shall be accompanied by a statement of the amount of Net Sales of each Licensed Product in each country or other jurisdiction the Territory during the applicable Calendar Quarter and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.
6.8    Mode of Payment; Offsets. All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party.  For the purposes of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards.  AbbVie shall have the right to [†], if any, under this Agreement; provided that AbbVie shall promptly provide Licensor notice of any such offsets.
6.9    Withholding Taxes.
6.9.1    Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as shall enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. In the event that a government authority retroactively determines that a payment made by a Party to the other Party pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Withholding Amount”), the Withholding Party shall have the right (a) to offset the Withholding Amount against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for the Withholding Amount (which shall be payable by the other Party within [†] of its receipt of such invoice) or (c) to pursue reimbursement by any other available remedy.

6.9.2    If AbbVie (or AbbVie’s Affiliates or successors) is required to make a payment to Licensor subject to a deduction or withholding of tax, as described in Section 6.9.1 (Withholding Taxes), then [†], then notwithstanding Section 6.9.1 (Withholding Taxes), the payment by AbbVie [†] following the filing of the tax return or other report in which such deduction or withholding is made.
6.10    Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, necessary steps shall be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party shall be transferred to the paying Party within [†] of receipt.
6.11    Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [†], such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest; provided, however, that if the [†] is unavailable, then such interest shall be at an annual rate of [†], as adjusted from time to time on the first New York Business Day of each month.
6.12    Audit. AbbVie shall, and shall cause its Affiliates to, keep complete books and records pertaining to Net Sales of Licensed Products in sufficient detail to calculate all amounts payable hereunder. Such books and records shall be retained by AbbVie and its Affiliates until the later of (a) [†] after the end of the period to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. At the request of Licensor, AbbVie shall, and shall cause its Affiliates to, permit an independent public accounting firm of nationally recognized standing designated by Licensor and reasonably acceptable to AbbVie, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to this Section 6.12 (Audit) to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (i) be conducted for any Calendar Quarter more than [†] after the end of such Calendar Quarter, (ii) be conducted more than once in any [†] period or (iii) be repeated for any Calendar Quarter. The accounting firm shall disclose only whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared. Except as provided below, the cost of any audit hereunder shall be borne by Licensor, unless an audit reveals a variance of more than the greater of [†] from the reported amounts [†], in which case AbbVie shall bear the cost of such audit. Unless disputed pursuant to Section 6.13 (Audit Dispute) below, if an audit concludes that (x) additional amounts were owed by AbbVie, AbbVie shall pay the additional amounts with interest from the date originally due as provided in Section 6.11 (Interest on Late Payments), or (y) excess payments were made by AbbVie, Licensor shall reimburse such excess payments, in either case ((x) or (y)), within [†] after the date on which such audit is completed by Licensor.
6.13    Audit Dispute. In the event of a dispute with respect to any audit under Section 6.12 (Audit), Licensor and AbbVie shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of such dispute within [†], such dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”). The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be [†]. Not later than [†] after such decision and in accordance with such decision, the audited Party shall pay any additional amounts with interest from the date originally due as provided in Section 6.11 (Interest on Late Payments), or the auditing Party shall reimburse any excess payments, as applicable.
6.14    Confidentiality. The receiving Party shall treat all information subject to review under this ARTICLE 6 (Payments and Records) in accordance with the confidentiality provisions of ARTICLE 9 (Confidentiality and Non-Disclosure) and the Parties shall cause the Audit Arbitrator to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement.
6.15    No Other Compensation. Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by a Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.
6.16    No Limitation. Nothing contained in this ARTICLE 6 (Payments and Records) shall in any way limit either Party’s right to indemnification under this Agreement or to otherwise recover damages for breach of this Agreement.
ARTICLE 7
INTELLECTUAL PROPERTY RIGHTS
7.1    Ownership of Intellectual Property Rights.
7.1.1    Ownership of Technology. Subject to Section 5.3.2 (Regulatory Matters) and Section 7.1.2 (Ownership of Joint Patents and Joint Know-How), as between the Parties, each Party (as used in ARTICLE 7 (Intellectual Property Rights), “Party,” “Licensor,” or “AbbVie” includes, respectively, its designated Affiliate(s)) shall own and retain all rights, title and interests in and to any and all: (a) Information and inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party (or its Affiliates) under this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto, except for Joint Know-How or Joint Patents, and (b) other Information, inventions, Patents and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the grant of rights set forth in Sections 4.4.1 (License Grants to AbbVie)) by such Party or its Affiliates.
7.1.2    Ownership of Joint Patents and Joint Know-How. Subject to Section 5.3.2 (Regulatory Matters), as between the Parties, the Parties shall each own an equal, undivided interest in any and all (a) Information and inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of Licensor or its Affiliates, on the one hand, and AbbVie or its Affiliates, on the other hand, in connection with the work conducted under this Agreement, in each case whether or not patented or patentable (the “Joint Know-How”), and (b) Patents (the “Joint Patents”) and other intellectual property rights with respect to the Information and inventions described in clause (a) (together with Joint Know-How and Joint Patents, the “Joint Intellectual Property Rights”). Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents. Subject to the licenses and rights of reference granted under Sections 4.4.1 (License Grants to AbbVie) and Licensor’s exclusivity obligations under Section 2.4 (Exclusivity), each Party shall have the right to Exploit the Joint Intellectual Property Rights, including the right to grant licenses through multiple tiers, without a duty of seeking consent or accounting to the other Party.
7.1.3    United States Law. The determination of inventorship and whether Information and inventions are conceived, reduced to practice, discovered, developed or otherwise made under this Agreement by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with the United States patent law and other Applicable Law in the United States irrespective of where such conception, reduction to practice, discovery, development or making occurs.
7.1.4    Assignment Obligations. Licensor shall use commercially reasonable efforts to cause all Persons who perform Development activities, Manufacturing activities or regulatory activities for Licensor under this Agreement to be under an obligation to assign (or, if Licensor is unable to cause such Person to agree to such assignment obligation despite Licensor’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any Information and inventions resulting therefrom to Licensor, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).
7.2    Prosecution of Patents.
7.2.1    Maintenance and Prosecution of Licensor Product Patents.
(a)    Prior to Option Effective Date. During the Term and prior to the Option Effective Date, in consultation with AbbVie, Licensor shall have the obligation to prepare, file, prosecute and maintain the Licensor Product Patents [†] in a manner consistent with Licensor’s standard practices with respect to its other Patents in effect as of the Effective Date, at Licensor’s sole cost and expense, provided that (i) AbbVie may request for Licensor to prepare and file any Licensor Product Patent in [†], following which Licensor shall prepare, file, prosecute and maintain such Licensor Product Patent in such country, [†], subject to the terms and conditions of this Section 7.2.1 (Maintenance and Prosecution of Licensor Product Patents); and (ii) upon the Option Effective Date, the preparation, filing, prosecution, and maintenance of any Licensor Product Patent shall be governed by Section 7.2.1(b) (Following Option Effective Date). Licensor shall keep AbbVie fully informed of any steps with regard to the preparation, filing, prosecution and maintenance of Licensor Patents that [†], including by [†]. Licensor shall [†] the requests and suggestions of AbbVie with respect to such Licensor drafts and with respect to strategies for filing and prosecuting such Licensor Patents in the Territory. Notwithstanding the foregoing, Licensor shall promptly inform AbbVie of any adversarial patent office proceeding or sua sponte filing, including a request for, or filing or declaration of, any interference, opposition or reexamination relating to such Licensor Patent in the Territory. The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding in the Territory and Licensor shall [†] all comments, requests and suggestions provided by AbbVie. Licensor shall not initiate any such adversarial patent office proceeding relating to such Licensor Patent in the Territory without first consulting AbbVie. In the event that Licensor decides [†] any Licensor Patent that [†] in a country or other jurisdiction in the Territory, Licensor shall timely provide reasonable prior written notice to AbbVie of such intention, AbbVie shall thereupon have the option, in its sole discretion, to [†] of such Licensor Patent [†] in such country or other jurisdiction. Following AbbVie’s assumption of control and direction of the preparation, filing, prosecution and maintenance of such Licensor Patent in a country or jurisdiction, Licensor shall reasonably cooperate with AbbVie in such country or other jurisdiction as provided under Section 7.2.4 (Cooperation), including prosecuting such Licensor Patent at AbbVie’s direction in such country or jurisdiction.
(b)    Following Option Effective Date. Upon the Option Effective Date of a Licensed Compound, AbbVie shall [†] to prepare, file, prosecute and maintain the corresponding Licensor Product Patents worldwide, [†]. AbbVie shall [†] the requests and suggestions of Licensor with respect to such AbbVie drafts and with respect to strategies for filing and prosecuting the Licensor Product Patents in the Territory, and shall not claim, without Licensor’s prior written consent, any Combination Product that includes the Licensed Compound and another compound that is Controlled by Licensor and is not a Licensed Compound. Notwithstanding the foregoing, AbbVie shall promptly inform Licensor of any adversarial patent office proceeding or sua sponte filing, including a request for, or filing or declaration of, any interference, opposition or reexamination relating to a Licensor Product Patent in the Territory. The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding in the Territory and AbbVie shall [†] all reasonable comments, requests and suggestions provided by Licensor. AbbVie shall not initiate any such adversarial patent office proceeding relating to a Licensor Product Patent in the Territory without first consulting Licensor. In the event that AbbVie decides not to prepare, file, prosecute or maintain a Licensor Product Patent in a country or other jurisdiction in the Territory, AbbVie shall provide no less than [†] prior written notice to Licensor of such intention, Licensor shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution and maintenance of such Licensor Product Patent at its expense in such country or other jurisdiction. Following Licensor’s assumption of control and direction of the preparation, filing, prosecution and maintenance of a Licensor Product Patent in a country or jurisdiction, AbbVie shall reasonably cooperate with Licensor in such country or other jurisdiction as provided under Section 7.2.4 (Cooperation).
7.2.2    Maintenance and Prosecution of Licensor Platform Patents. During the Term, Licensor shall have the sole right to prepare, file, prosecute and maintain the Licensor Platform Patents. Notwithstanding the foregoing, in the event that a Licensor Platform Patent [†], upon AbbVie’s reasonable request, the Parties shall discuss in good faith the appropriate prosecution strategy to allow AbbVie to seek patent protection of such subject matter. Without limiting the generality of the foregoing, following the Option Effective Date, upon AbbVie’s reasonable request, [†]. In exercising its review rights, if Licensor in good faith determines, and AbbVie agrees, that AbbVie’s request would have a materially adverse impact on Licensor’s prosecution and maintenance of the original Licensor Platform Patent, the Parties shall reasonably cooperate on a strategy that would not negatively impact Licensor’s ability to prosecute and maintain the original Licensor Platform Patent. If the Parties disagree on whether AbbVie’s request would have a materially adverse impact on Licensor’s prosecution and maintenance of the original Licensor Platform Patent, then Parties shall [†] with respect to the disputed prosecution and maintenance strategy for the original Licensor Platform Patent shall be [†], and the Parties shall [†]. For clarity, [†] if such action would [†], the original Licensor Platform Patent. If it is [†], upon AbbVie’s reasonable request, Licensor shall use reasonable efforts to [†]. Licensor shall (a) retain the sole right to prosecute and maintain [†], (b) keep AbbVie fully informed of all steps with regard to the preparation, filing, prosecution and maintenance of such [†], and (c) consider in good faith the requests and suggestions of AbbVie with respect to such Licensor drafts and incorporate AbbVie’s comments [†] unless the incorporation of such comments would have a materially adverse impact on other claims in such Patent. If after good faith consultation, the Parties disagree on whether AbbVie’s comments would have a materially adverse impact on other claims in such Patent, then Parties shall [†]. In the event that Licensor decides not to continue to prosecute or maintain the [†] in a country or other jurisdiction in the Territory, Licensor shall timely provide reasonable prior written notice to AbbVie of such intention, and AbbVie shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution and maintenance of such Patent to pursue such subject matter, at its expense in such country or other jurisdiction.
7.2.3    Maintenance and Prosecution of Joint Patents. During the Term, AbbVie shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the Joint Patents worldwide, at AbbVie’s sole cost and expense. AbbVie shall keep Licensor fully informed of all steps with regard to the preparation, filing, prosecution and maintenance of Joint Patents, including by [†]. AbbVie shall [†] the requests and suggestions of Licensor with respect to such AbbVie drafts and with respect to strategies for filing and prosecuting the Joint Patents in the Territory. In the event that AbbVie decides not to prepare, file, prosecute or maintain a Joint Patent in a country or other jurisdiction in the Territory, AbbVie shall timely provide reasonable prior written notice to Licensor of such intention, and Licensor shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution and maintenance of such Joint Patent at its expense in such country or other jurisdiction. Upon AbbVie’s written acceptance of such option, Licensor shall assume the responsibility and control for the preparation, filing, prosecution and maintenance of such Joint Patent. In such event, AbbVie shall reasonably cooperate with Licensor in such country or other jurisdiction as provided under Section 7.2.4 (Cooperation).
7.2.4    Cooperation. The Parties agree to cooperate fully in the preparation, filing, prosecution and maintenance of the Licensor Patents and Joint Patents in the Territory under this Agreement. Cooperation shall include:
(a)    executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (i) effectuate the ownership of intellectual property set forth in Section 7.1.1 (Ownership of Technology) and 7.1.2 (Ownership of Joint Patents and Joint Know-How); (ii) enable the other Party to apply for and to prosecute Patent applications in the Territory; and (iii) obtain and maintain any patent term extensions, supplementary protection certificates and the like with respect to the Licensor Patents and Joint Patents in the Territory, in each case ((i), (ii), and (iii)), to the extent provided for in this Agreement;
(b)    consistent with this Agreement, assisting in any license, transfer or assignment registration processes with applicable governmental authorities that may be available in the Territory for the protection of a Party’s interests under this Agreement; and
(c)    promptly informing the other Party of any matters coming to a Party’s attention that may materially affect the preparation, filing, prosecution or maintenance of any Licensor Patents or Joint Patents in the Territory.
7.2.5    Patent Term Extension and Supplementary Protection Certificate. With respect to a Licensed Product, AbbVie shall be responsible for making decisions regarding patent term extensions, supplementary protection certificates, pediatric exclusivities and any other extensions that are now or become available in the future, wherever applicable, for any Licensor Product Patents, Amended Platform Patents and Joint Patents in any country or other jurisdiction in the Territory; provided that any Dispute with respect thereto shall be finally and definitively resolved by AbbVie. AbbVie shall have the sole responsibility of applying for, and Licensor shall have no right to apply for, any extension (including patent term extension, supplementary protection certificate and pediatric exclusivity) with respect to such Patents in the Territory in connection with the Licensed Product. AbbVie shall keep Licensor fully informed of its efforts to obtain such extension. Licensor shall provide prompt and reasonable assistance, as requested by AbbVie, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension. [†].
7.2.6    Patent Listings. As between the Parties, with respect to each Licensed Product, AbbVie shall have the sole right to determine and make all patent listings and filings with governmental authorities in the Territory with respect to the Licensor Patents and Joint Patents. AbbVie shall keep Licensor reasonably informed of such listings, and Licensor shall fully cooperate with AbbVie in connection with such listings.
7.2.7    UPC Opt-Out and Opt-In. AbbVie shall have the first right to make decisions regarding the Opt-Out or Opt-In under the Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01), with respect to Licensor Product Patents and Joint Patents, and pay all fees and make all submissions associated with such decisions. Licensor shall assist AbbVie in such submissions at AbbVie’s cost, including providing all necessary documents and making all necessary submissions as a patent owner. If AbbVie decides not to make a decision with respect to any Licensor Product Patents or Joint Patents, Licensor shall have the right to make such decision and pay all fees associated therewith.
7.3    Enforcement of Patents.
7.3.1    Enforcement of Licensor Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Licensor Patents by a Third Party in the Territory of which such Party becomes aware (including alleged or threatened infringement based on the development, commercialization or Exploitation of, or an application to register or market, a product containing a Licensed Compound or any Licensed Product in the Territory (the “Product Infringement”)).
(a)    Prior to the Option Effective Date, during the Term, Licensor shall have the first right, but not the obligation, to prosecute any Product Infringement in the Territory at its sole expense and Licensor shall retain control of the prosecution of such claim, suit or proceeding. In the event Licensor prosecutes any Product Infringement, AbbVie shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its own expense; provided that Licensor shall retain control of the prosecution of such claim, suit or proceeding. During any such claim, suit or proceeding, Licensor shall: (i) [†]; (ii) [†]; and (iii) [†]. If Licensor does not [†] under this Section 7.3.1(a) (Enforcement of Licensor Patents), then AbbVie [†].
(b)    During the Term, following the Option Effective Date, AbbVie shall have the first right, but not the obligation, to prosecute any Product Infringement in the Territory (the “AbbVie Prosecuted Infringements”) at its sole expense and AbbVie shall retain control of the prosecution of such claim, suit or proceeding. In the event AbbVie prosecutes any AbbVie Prosecuted Infringement, Licensor shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its own expense; provided that AbbVie shall retain control of the prosecution of such claim, suit or proceeding. During any such claim, suit or proceeding, AbbVie shall: (i) [†]; (ii) [†]; and (iii) [†]. If AbbVie does not [†], then Licensor [†].
7.3.2    Enforcement of Joint Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Joint Patents by a Third Party in the Territory of which such Party becomes aware (including alleged or threatened infringement based on the development, commercialization or Exploitation of, or an application to register or market, a product containing a Licensed Compound or any Licensed Product in the Territory). AbbVie shall have the first right, but not the obligation, to prosecute any such infringement in the Territory at its sole expense and AbbVie shall retain control of the prosecution of such claim, suit or proceeding. In the event AbbVie prosecutes any such infringement, Licensor shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its own expense; provided that AbbVie shall retain control of the prosecution of such claim, suit or proceeding. During any such claim, suit or proceeding, AbbVie shall (a) [†]; (b) [†]; and (c) [†]. If AbbVie [†], then Licensor [†].

7.3.3    Biosimilar Applications. If either Party receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the PHSA (a “Biosimilar Application”) naming a Licensed Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA), either Party shall, within [†], notify the other Party so that the other Party may seek permission to view the application and related confidential information from the filer of the Biosimilar Application under Section 351(l)(1)(B)(iii) of the PHSA. If either Party receives any equivalent Biosimilar Application or otherwise becomes aware that such an equivalent Biosimilar Application has been filed in any other jurisdiction in the Territory, either Party shall, within [†], notify the other Party. Regardless of the Party that is the “reference product sponsor” for purposes of such Biosimilar Application, (a) AbbVie shall have the sole right to designate, pursuant to Section 351(l)(1)(B)(ii) of the PHSA, the outside counsel and in-house counsel who shall receive confidential access to the Biosimilar Application; (b) AbbVie shall have the sole right to list any Patents, including Licensor Patents and Joint Patents, insofar as they claim or cover the applicable Licensed Product as required pursuant to Section 351(l)(3)(A), Section 351(l)(5)(b)(i)(II), or Section 351(l)(7) of the PHSA, to respond to any communications with respect to such lists from the filer of the Biosimilar Application, and to negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange than that specified in Section 351(l) of the PHSA; and (c) AbbVie shall have the sole right to identify Patents or respond to communications under any equivalent or similar listing in any other jurisdiction in the Territory. If required pursuant to Applicable Law, Licensor shall prepare such lists and make such responses at AbbVie’s direction. Licensor shall, upon AbbVie’s request, (i) timely provide to AbbVie all Information, including a correct and complete list of Licensor Patents covering any Licensed Product, that is necessary or reasonably useful to enable AbbVie to make such lists and communications with respect to the Licensor Patents, and (ii) cooperate with AbbVie’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case, to the extent required or permitted by Applicable Law. Notwithstanding anything to the contrary in this Agreement, AbbVie shall have the sole right, but not the obligation, to prosecute, manage and settle any litigation with respect to any Biosimilar Application, and any Patent proceedings associated with the litigation with respect to such Biosimilar Application, including any invalidity, unpatentability or unenforceability challenges, and any oppositions and post-grant proceedings directed to such Patents. Upon AbbVie’s request, Licensor shall cooperate with AbbVie’s reasonable requests in seeking an injunction against any commercial marketing by the filer of a Biosimilar Application as permitted pursuant to Section 351(l)(8)(B) of the PHSA.
7.3.4    Cooperation. The Parties agree to cooperate fully in any infringement action pursuant to this Section 7.3 (Enforcement of Patents). Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Subject to the terms of this Agreement, the Party controlling any patent infringement litigation in accordance with this Section 7.3 (Enforcement of Patents) [†]; provided that neither Party shall have the right to [†]. The Party commencing the litigation shall keep the other Party reasonably informed of all material developments during the course of the proceedings.
7.3.5    Recovery. Any recovery realized as a result of such litigation described in Section 7.3.1 (Enforcement of Licensor Patents), 7.3.2 (Enforcement of Joint Patents), 7.3.3 (Biosimilar Applications), or 7.3.4 (Cooperation) (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be [†]; provided that [†]; provided that [†].
7.4    Infringement Claims by Third Parties. If the manufacture, sale or use of a Licensed Compound or Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit or proceeding by a Third Party alleging patent infringement by a Party (or its Affiliates), such Party shall promptly notify the other Party thereof in writing. Such Party shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit or proceeding at its own expense (but subject to deduction as provided below), using counsel of its own choice. The other Party may participate in any such claim, suit or proceeding with counsel of its choice at its own expense. Without limitation of the foregoing, if such Party finds it necessary or desirable to join the other Party as a party to any such action, the other Party shall execute all papers and perform such acts as shall be reasonably required at such Party’s expense. If such Party elects (in a written communication submitted to the other Party within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate or maintain the defense of, any such claim, suit or proceeding, within such time periods so that the other Party is not prejudiced by any delays, the other Party may conduct and control the defense of any such claim, suit or proceeding at its own expense. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding. AbbVie shall be [†]. Any recoveries by a Party of any sanctions awarded to such Party and against a party asserting a claim being defended under this Section 7.4 (Infringement Claims by Third Parties) shall be applied as follows: such recovery shall be applied first to (a) reimburse such Party for its reasonable out-of-pocket costs of defending such claim, suit or proceeding [†], and (b) [†]. The balance of any such recoveries shall be retained or provided to AbbVie and included in calculation of Net Sales for the relevant Licensed Product.
7.5    Invalidity, Unpatentability or Unenforceability Defenses or Actions.
7.5.1    Licensor Patents.
(a)    During the Term, Licensor shall have the first right, but not the obligation, to defend and control the defense of the validity, patentability and enforceability of the Licensor Patents (excluding Licensor Product Patents upon the Option Effective Date) at its own expense in the Territory. AbbVie may participate in any such claim, suit or proceeding in the Territory with counsel of its choice at its own expense; provided that Licensor shall retain control of the defense in such claim, suit or proceeding. If Licensor elects not to defend or control the defense of the Licensor Patents in a claim, suit or proceeding brought in the Territory, or otherwise fails to initiate or maintain the defense of any such claim, suit or proceeding, then AbbVie may conduct and control the defense of any such claim, suit or proceeding at its own expense.
(b)    During the Term following and as of the Option Effective Date, AbbVie shall have the first right, but not the obligation, to defend and control the defense of the validity, patentability and enforceability of the Licensor Product Patents at its own expense in the Territory. Licensor may participate in any such claim, suit or proceeding in the Territory with counsel of its choice at its own expense; provided that AbbVie shall retain control of the defense in such claim, suit or proceeding. If AbbVie elects not to defend or control the defense of the Licensor Product Patents in a claim, suit or proceeding brought in the Territory, or otherwise fails to initiate or maintain the defense of any such claim, suit or proceeding, then Licensor may conduct and control the defense of any such claim, suit or proceeding at its own expense.
7.5.2    Joint Patents. AbbVie shall have the first right, but not the obligation, to defend and control the defense of the validity, patentability and enforceability of any Joint Patents at its own expense in the Territory. Licensor may participate in any such claim, suit or proceeding in the Territory related to the Joint Patents with counsel of its choice at its own expense; provided that AbbVie shall retain control of the defense in such claim, suit or proceeding. If AbbVie elects not to defend or control the defense of the Joint Patents in a claim, suit or proceeding brought in the Territory, or otherwise fails to initiate or maintain the defense of any such claim, suit or proceeding, then Licensor may conduct and control the defense of any such claim, suit or proceeding at its own expense.

7.5.3    Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 7.5 (Invalidity, Unpatentability or Unenforceability Defenses or Actions), including by being joined as a party plaintiff in a claim, suit or proceeding, providing access to relevant documents and other evidence, and making its employees available during reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any material steps taken. In connection with the activities set forth in this Section 7.5 (Invalidity, Unpatentability or Unenforceability Defenses or Actions), each Party shall consult with the other as to the strategy for the defense of the Licensor Patents and Joint Patents. Subject to the terms of this Agreement, the Party controlling any such defense or claim or counterclaim shall have the right to settle such defense, claim or counterclaim; provided that neither Party shall have the right to settle any defense, claim or counterclaim in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party.
7.5.4    Costs and Expenses. AbbVie shall [†].
7.6    Third Party Licenses and Patents. If [†], the Development, Manufacture, Commercialization or Exploitation of any Licensed Compound or Licensed Product by AbbVie or any of its Affiliates infringes or misappropriates any Patent, trade secret or other intellectual property right of a Third Party in any country or other jurisdiction in the Territory such that AbbVie or any of its Affiliates cannot Develop, Manufacture, Commercialize or Exploit such Licensed Compound or Licensed Product in such country or other jurisdiction without infringing such Patent, trade secret or other intellectual property right of such Third Party, then AbbVie shall have the sole right, but not the obligation, to negotiate and obtain a license from such Third Party as necessary for AbbVie and its Affiliates to Develop, Manufacture, Commercialize and Exploit such Licensed Compound or Licensed Product in such country or other jurisdiction. If, following the Option Effective Date, [†], a Third Party’s Patent [†], AbbVie or its Affiliates shall have the sole right, but not the obligation, to challenge the patentability, validity or enforceability of such Patent in any court of competent jurisdiction or before any supra-national, federal, national, regional, state, provincial or local governmental body of competent jurisdiction including the United States Patent and Trademark Office and the European Patent Office, provided it so notifies Licensor of such intent to challenge and the commencement of any such action. [†], Licensor shall not challenge the patentability, validity or enforceability of such Patent in any court or governmental body without AbbVie’s prior written consent, provided it has been notified by AbbVie that AbbVie intends to so challenge such Patent. If Licensor has challenged the patentability, validity or enforceability of such Patent before the Option Effective Date, AbbVie shall have the right, but not the obligation, to manage and control such challenge, at AbbVie’s expense, after the Option Effective Date. Licensor shall assist and cooperate with AbbVie as AbbVie may reasonably request from time to time in connection with the activities set forth in this Section 7.6 (Third Party Licenses and Patents).
7.7    Product Trademarks.
7.7.1    Ownership and Prosecution of Product Trademarks. AbbVie shall own all rights, title and interests in and to the Product Trademarks in the Territory, and shall be responsible for the registration, prosecution and maintenance thereof. [†].
7.7.2    Enforcement of Product Trademarks. AbbVie shall have the sole right and responsibility for taking such action as AbbVie deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. AbbVie [†] pursuant to this Section 7.7.2 (Enforcement of Product Trademarks) and [†].

7.7.3    Third Party Claims. AbbVie shall have the sole right and responsibility for defending against any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. AbbVie shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.7.3 (Third Party Claims) and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.
7.8    International Nonproprietary Name. Prior to the Effective Date, Licensor [†]. Licensor shall [†] and allow AbbVie to comment thereon. As between the Parties, AbbVie shall have the sole right and responsibility to select the International Nonproprietary Name or other name or identifier for any other Licensed Compound or Licensed Product. Subject to the foregoing, AbbVie shall have the sole right and responsibility to apply for submission to the World Health Organization for the International Nonproprietary Name, and submission to the United States Adopted Names Council for the United States Adopted Name.
7.9    Inventor's Remuneration. Each Party shall be solely responsible for any remuneration that may be due such Party's inventors under any applicable inventor remuneration laws.
7.10    AbbVie Patents. For clarity, AbbVie shall have the sole right, but no obligation, to prosecute, maintain, enforce and defend any Patent controlled or owned by AbbVie or its Affiliates.
7.11    Common Interest. All information exchanged between the Parties regarding the prosecution, maintenance, enforcement and defense of Patents under this ARTICLE 7 (Intellectual Property Rights) shall be deemed to be Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such prosecution, maintenance, enforcement and defense, the interests of the Parties as collaborators, licensors and/or licensees are to, for their mutual benefit, obtain patent protection and plan patent defense against potential patentability/invalidity challenges or infringement activities by Third Parties, and, as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning Patents under this ARTICLE 7 (Intellectual Property Rights), including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this ARTICLE 7 (Intellectual Property Rights) is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (which may include entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.
ARTICLE 8
DATA PRIVACY AND SECURITY

8.1    Data Privacy and Security.
8.1.1    For all Personal Data collected, Processed, hosted or transmitted in performance by Licensor or its Affiliates of this Agreement, Licensor shall:
8.1.2    comply at all times with the Data Security and Privacy Laws;
8.1.3    to the extent permitted by Applicable Law, notify AbbVie, as soon as practicable and in any event prior to making the relevant disclosure, if Licensor is obliged to make a disclosure of Personal Data under Applicable Law;
8.1.4    make timely notification to, and obtain any necessary authorizations from, any applicable Regulatory Authority where required under applicable Data Security and Privacy Laws of Licensor’s collection and other Processing of Personal Data in order to comply with Licensor’s obligations under this Agreement;
8.1.5    at all times, act in a manner such that Licensor is not subject to any prohibition or restriction that (a) prevents or restricts Licensor from disclosing or transferring Personal Data to AbbVie, as required under this Agreement; or (b) prevents or restricts either Party from Processing Personal Data as envisaged under this Agreement. If Licensor becomes aware of any circumstances that Licensor believes, acting reasonably, may give rise to such a prohibition or restriction, Licensor shall promptly notify AbbVie of the same and take all reasonable steps, including following AbbVie’s reasonable instructions, to ensure that such prohibition or restriction does not impact Licensor’s performance of Licensor’s obligations under this Section 8.1 (Data Privacy and Security);
8.1.6    ensure that all fair Processing and required notices have been obtained and are maintained and are sufficient in scope, and that Licensor has an appropriate legal basis under Data Security and Privacy Laws, to enable Licensor to Process Personal Data as required in order to comply with Licensor’s obligations under this Agreement and to obtain the benefit of Licensor’s rights under this Agreement (including the transfer of all applicable Personal Data to AbbVie), in each case, in accordance with the Data Security and Privacy Laws;
8.1.7    implement and maintain reasonable administrative, technical and physical safeguards designed to (a) maintain the security and confidentiality of Personal Data; (b) protect against reasonably anticipated threats or hazards to the security or integrity of Personal Data; and (c) protect against unauthorized access to or use of Personal Data;
8.1.8    notify AbbVie promptly, and in any event within [†] of receipt of (a) any correspondence from a data protection regulator in relation to the Processing of Personal Data related to this Agreement, or (b) a request or notice from a data subject exercising his rights under the Data Security and Privacy Laws, including to access, rectify or delete his Personal Data in relation to the Personal Data Processed under this Agreement; and
8.1.9    refrain from taking actions related to the Processing of Personal Data that would be reasonably likely to damage or impair AbbVie’s reputation.
8.2    Data Agreements. At the reasonable request of AbbVie, the Parties shall cooperate to enter into any necessary joint controller agreements or controller-processor agreements with respect to such Personal Data as necessary to comply with Applicable Law.

8.3    Security Breach Notification. Licensor shall notify AbbVie immediately upon learning of any actual or suspected misappropriation or unauthorized access to, or disclosure or use of Personal Data collected, Processed, hosted or transmitted in performance by Licensor of this Agreement, including the conduct of the Development Plan (a “Data Breach”). Licensor shall promptly investigate each Data Breach that it becomes aware of or has reason to suspect may have occurred and, in the case of an actual Data Breach, shall, at AbbVie’s request, provide reasonable levels of access and information to AbbVie in connection with any independent investigation that AbbVie may desire to conduct with respect to such Data Breach. Licensor shall cooperate with AbbVie in identifying any reasonable steps that should be implemented to limit, stop or otherwise remedy any actual or suspected Data Breach.
ARTICLE 9
CONFIDENTIALITY AND NON-DISCLOSURE
9.1    [†]. Licensor recognizes that [†]. Accordingly, during the Term, Licensor shall, and shall cause its Affiliates and its and their respective officers, directors, employees and agents to, [†]; except to the extent [†]. For further clarification, [†]. In the event this Agreement is terminated in its entirety or with respect to a country, other jurisdiction or Terminated Territory, [†], but the [†].
9.2    Confidentiality Obligations. At all times during the Term and for a period of [†] following termination or expiration hereof in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. Notwithstanding the foregoing, the Parties [†] the use of information [†], and as such, each Party agrees that [†]; provided that (a) [†] of such use; (b) the foregoing [†] (i) a right to [†], or (ii) a license [†]; and (c) [†] outside this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can be demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 9.2 (Confidentiality Obligations) with respect to any Confidential Information shall not include any information that:
9.2.1    has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;
9.2.2    has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Regulatory Documentation;
9.2.3    is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;
9.2.4    that is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or
9.2.5    has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Regulatory Documentation.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because such Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination are in the public domain or in the possession of the receiving Party.
9.3    Permitted Disclosures. [†], a receiving Party may disclose the disclosing Party’s Confidential Information to the extent that such disclosure is:
9.3.1    in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction, (including by reason of filing with securities regulators, but subject to Section 9.5 (Public Announcements))); provided that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [†] notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;
9.3.2    made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for any Regulatory Approval in accordance with the terms of this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;
9.3.3    made by or on behalf of the receiving Party to a patent authority as may be necessary or reasonably useful for purposes of preparing, obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;
9.3.4    made to its or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors to treat such Confidential Information as required under this ARTICLE 9 (Confidentiality and Non-Disclosure);
9.3.5    made by the receiving Party or its Affiliates to potential or actual investors or acquirers that is necessary in connection with their evaluation of such potential or actual investment or acquisition; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 9 (Confidentiality and Non-Disclosure);
9.3.6    made by AbbVie or its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees or other Third Parties as may be necessary or useful in connection with the Exploitation of the Licensed Compound, the Licensed Products or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 9 (Confidentiality and Non-Disclosure) (with a duration of confidentiality and non-use obligations as appropriate that is no less than [†] from the date of disclosure for advisors, consultants, clinicians, vendors, service providers and contractors); or
9.3.7    made by Licensor or its Affiliates, after receiving advance approval from AbbVie, to its or their advisors, consultants, clinicians, vendors, service providers, contractors and the like to the extent necessary in assisting with Licensor’s activities contemplated by this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information of AbbVie substantially similar to the obligations of confidentiality and non-use of Licensor pursuant to this ARTICLE 9 (Confidentiality and Non-Disclosure) (with a duration of confidentiality and non-use obligations as appropriate that is no less than [†] from the date of disclosure).
9.4    Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity, without the prior written approval of the other Party in each instance. The restrictions imposed by this Section 9.4 (Use of Names) shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than [†] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.
9.5    Public Announcements. The Parties have agreed upon the content of a joint press release which shall be issued substantially in the form attached hereto as Schedule 9.5 (Press Release), the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [†] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Notwithstanding the foregoing, AbbVie, its Sublicensees and its and their respective Affiliates shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Licensed Compound and Licensed Products; provided that (a) such disclosure is subject to the provisions of ARTICLE 9 (Confidentiality and Non-Disclosure) and Section 9.7 (Return of Confidential Information) with respect to Licensor’s Confidential Information and (b) AbbVie shall not use the name of Licensor (or insignia, or any contraction, abbreviation or adaptation thereof) without Licensor’s prior written permission.
9.6    Publications. Each Party recognizes that the publication of papers regarding results of, and other information regarding, activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties; provided such publications are subject to reasonable controls to protect

Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any invention disclosures or draft Patent application until such Patent application has been filed. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, that contains Clinical Data or pertains to results of Clinical Studies, or other studies with respect to the Licensed Compounds or Licensed Products, or that includes Confidential Information of the other Party; provided that following the Option Effective Date, (a) [†] have the right to publish papers regarding results of, and other information regarding, activities under this Agreement, including oral presentations and abstracts, [†], and (b) [†] have the right to review and approve any paper proposed for publication by AbbVie under this Agreement, including any oral presentation or abstract, [†]. Before any such paper or abstract is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a then-current copy of the paper, abstract or materials for oral presentation to the other Party at least [†] prior to submitting the paper, abstract or materials to a publisher or making the presentation. The other Party shall review any such paper and give its comments to the publishing Party within [†] of the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than [†] from the date of delivery to the other Party. Failure to respond within such [†] shall be deemed approval to publish or present. If approval is not given or deemed given, either Party may refer the matter to the JGC for resolution together with the reasons for withholding approval. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any paper, abstract or materials and shall withhold publication of any such paper, abstract or materials or any presentation of same for an additional [†] in order to permit the Parties to obtain Patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.
9.7    Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, a Party may request in writing, and the other Party shall either, with respect to Confidential Information (in the event of termination of this Agreement with respect to one (1) or more countries, other jurisdictions or Terminated Territories but not in its entirety, solely to the extent relating specifically and exclusively to such countries, other territories or Terminated Territories): (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) as soon as reasonably practicable, deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes. Notwithstanding the foregoing, the other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by the other Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the other Party’s standard archiving and back-up procedures, but not for any other use or purpose.
9.8    Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.2 (Confidentiality Obligations).
ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1    Mutual Representations and Warranties. Licensor and AbbVie each represents and warrants to the other, as of the Effective Date, and covenants, as follows:
10.1.1    Organization. It is a duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.
10.1.2    Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws or other organizational documents, (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.
10.1.3    Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity).
10.1.4    No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.
10.2    Additional Representations, Warranties and Covenants of Licensor. Licensor further represents, warrants and covenants, as applicable, to AbbVie, as of (a) the Effective Date and (b) the Option Effective Date, except as set forth in the corresponding section of Schedule 10.2 (Licensor Disclosure Schedule) or of the updated disclosure schedule delivered by Licensor to AbbVie under Section 4.2 (Option Exercise):
10.2.1    All Licensor Product Patents existing as of the Effective Date are listed on Schedule 10.2.1 (Existing Licensor Product Patents), which schedule shall be updated and delivered by Licensor to AbbVie in accordance with Section 4.2 (Option Exercise) to include all Licensor Product Patents existing as of the delivery by Licensor to AbbVie of the Option Exercise Data Package. All Existing Patents are subsisting and are not invalid or unenforceable, in whole or in part, are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and have been filed and maintained properly and correctly, including execution and recordal of all inventor assignment agreements where necessary, and all applicable fees have been paid on or before the due date for payment.
10.2.2    There are no claims, judgments or settlements against, or amounts with respect thereto, owed by Licensor or any of its Affiliates relating to (a) (i) [†], (b) the Existing Patents or (c) the Licensor Know-How. No claim or litigation has been brought or threatened by any Person alleging, and Licensor has no knowledge of any claim, whether or not asserted, that (x) the Licensor Patents or the Licensor Know-How are invalid or unenforceable or (y) the Regulatory Documentation, the Licensor Patents or the Licensor Know-How or the disclosing, copying, using, making, assigning or licensing of the Regulatory Documentation, the Licensor Patents or the Licensor Know-How violates, infringes, misappropriates or otherwise conflicts or interferes with any intellectual property or proprietary right of any Person. To Licensor’s knowledge, the Development, Commercialization or Exploitation of the Licensed Compound and Licensed Products as contemplated herein does not violate, infringe, misappropriate or otherwise conflict or interfere with any intellectual property or proprietary right of any Person. To Licensor’s knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents, the Licensor Know-How or [†].
10.2.3    Licensor is the sole and exclusive owner of the entire right, title and interest in the Existing Patents and the Licensor Know-How free of any encumbrance, lien or claim of ownership by any Third Party. Licensor is entitled to grant the licenses specified herein. The grant of any license by Licensor specified herein does not require Licensor to notify any Third Party, or exercise any right, perform any obligation or otherwise satisfy any requirement under any agreement between Licensor and a Third Party.
10.2.4    Licensor has the right to use all Information and Patents necessary to Develop and Manufacture the Licensed Compound and the Licensed Products as contemplated under the Initial Development Plan and the aGVHD Clinical Study, and such Development and Manufacture are not subject to any other license or agreement to which Licensor or any of its Affiliates is a party.
10.2.5    During the Term, neither Licensor nor any of its Affiliates shall encumber or diminish the rights granted to AbbVie hereunder with respect to the Licensor Patents, Licensor Know-How and Regulatory Documentation.
10.2.6    To Licensor’s knowledge, true, complete and correct copies of: (a) the file wrapper, inventor assignment documents and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Existing Patents; (b) (i) as of the Effective Date, all Existing Regulatory Documentation and (ii) as of the Option Effective Date, all Existing Regulatory Documentation and any Regulatory Documentation Controlled by Licensor or any of its Affiliates as of the Option Effective Date; and (c) all material adverse information with respect to the safety and efficacy of the Licensed Compound known to Licensor, in each case ((a) through (c)), have been provided or made available to AbbVie.
10.2.7    Licensor and its Affiliates have generated, prepared, maintained and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with good laboratory and clinical practice and Applicable Law, and all such information is true, complete and correct and what it purports to be.
10.2.8    The Existing Patents represent all Patents that are owned or Controlled by Licensor or its Affiliates and cover or claim ALPN-101 or the Exploitation thereof.
10.2.9    Each Person who has or has had any rights in or to any Existing Patents or any Licensor Know-How, has assigned and has executed an agreement assigning its entire right, title and interest in and to such Existing Patents and Licensor Know-How to Licensor. To Licensor’s knowledge, no current officer, employee, agent or consultant of Licensor or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Licensor or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with Licensor.
10.2.10    To Licensor’s knowledge, all works of authorship and all other materials subject to copyright protection included in Licensor Know-How are original and were either created by employees of Licensor or its Affiliates within the scope of their employment or are otherwise works made for hire, or all right, title and interest in and to such materials have been legally and fully assigned and transferred to Licensor or such Affiliate, and all rights in all inventions and discoveries, made, developed or conceived by any employee or independent contractor of Licensor or any of its Affiliates during the course of their employment (or other retention) by Licensor or such Affiliate and relating to or included in the Licensor Know-How or that are the subject of one (1) or more Existing Patents have been or shall be assigned in writing to Licensor or such Affiliate.

10.2.11    The Licensor Know-How has been kept confidential by Licensor and its Affiliates or has been disclosed to Third Parties by Licensor and its Affiliates only under terms of confidentiality. To the knowledge of Licensor and its Affiliates, no breach of such confidentiality has been committed by any Third Party.
10.2.12    Licensor has made (and shall make) available to AbbVie all Regulatory Documentation, Licensor Know-How and other Information in its possession or Control regarding or related to the Licensed Compound or the Licensed Products and all such Regulatory Documentation, Licensor Know-How and other Information are (and, if made available after the Effective Date, shall be) true, complete and correct. Neither Licensor nor any of its Affiliates is aware of any facts or circumstances that could adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any filing, application or request for Regulatory Approval of any Licensed Product.
10.2.13    Neither Licensor nor any of its Affiliates, nor any of its or their respective officers, employees or agents, has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compound or the Licensed Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compound or the Licensed Products, or committed an act, made a statement or failed to make a statement with respect to the Development of the Licensed Compound or the Licensed Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.
10.2.14    Licensor and its Affiliates have conducted, and their respective contractors and consultants have conducted, all Development of the Licensed Compound and the Licensed Products that they have conducted prior to the Effective Date in accordance with Applicable Law. Licensor has conducted, and has caused its contractors and consultants to conduct, any and all pre-clinical and Clinical Studies related to the Licensed Compound and Licensed Products in accordance with Applicable Law. Licensor and its Affiliates have employed (and, with respect to such tests and studies that Licensor shall perform, shall employ) Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and Clinical Studies with respect to the Licensed Compound and Licensed Products.
10.2.15    There are no amounts that shall be required to be paid to a Third Party in consideration for any rights as a result of the Development or Commercialization of Licensed Compound or the Licensed Products that arise out of any agreement to which Licensor or any of its Affiliates is a party.
10.2.16    Licensor represents and warrants that it has not ever been, is not currently, nor is it the subject of a proceeding that could lead to it becoming a Debarred Entity, Excluded Entity or Convicted Entity and it shall not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or a Convicted Individual.  Licensor further covenants that if, during the Term, it becomes a Debarred Entity, Excluded Entity or Convicted Entity or if any employee or agent performing any of its obligations hereunder becomes a Debarred Individual, Excluded Individual or a Convicted Individual, Licensor shall immediately notify AbbVie and AbbVie shall have the right to terminate this Agreement.  This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the following definitions shall apply:
(a)    A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug or biological product application.

(b)    A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.
(c)    An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).
(d)    A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.
10.2.17    Licensor and its Affiliates (a) have complied and shall comply with all Applicable Law governing bribery, money laundering and other corrupt practices and behavior (including, as applicable, the U.S. Foreign Corrupt Practices Act and UK Bribery Act) and (b) shall not, directly or indirectly, offer, give, pay, promise to pay or authorize the payment of any bribes, kickbacks, influence payments or other unlawful or improper inducements to any Person in whatever form (including gifts, travel, entertainment, contributions or anything else of value).
10.2.18    Licensor and its Affiliates have and undertake that they shall continue to update and maintain during the Term an internal compliance program under which Licensor (or its Affiliates’) employees are required to comply with all Applicable Law, including applicable local and international anti-bribery and anti-corruption laws and regulations.
10.2.19    If AbbVie so requests, Licensor covenants and agrees that Third Party employees and agents providing services on behalf of Licensor pursuant to this Agreement shall attend training provided by AbbVie on applicable anti-bribery and anti-corruption laws and the requirements of this Agreement.
10.2.20    Licensor shall have obtained from each of its Affiliates, sublicensees, employees and agents, and from the employees and agents of its Affiliates, sublicensees and agents, who are participating in the Exploitation of the Licensed Compound or Licensed Products or who otherwise have access to any Confidential Information of AbbVie, rights to any and all Information that relate to the Licensed Compound or Licensed Products, in each case prior to the performance of or participation in such activities, such that AbbVie shall, by virtue of this Agreement, receive from Licensor, without payments beyond those required by ARTICLE 6 (Payments and Records), the licenses and other rights granted to AbbVie hereunder.
10.2.21    The inventions claimed or covered by the Existing Patents (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, and (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f).
10.2.22    To Licensor’s knowledge, the Processing of Personal Data by Licensor (including, without limitation, any transfer of Personal Data across national borders) in connection with the Licensed Compound and Licensed Products is and has been in compliance with Data Security and Privacy Laws in all countries and jurisdictions in the Territory, all privacy related consents and notices that apply to the Licensed Compound and Licensed Products and the requirements of any contract or codes of conduct to which Licensor is a party (“Privacy and Security Obligations”). To Licensor’s knowledge, Licensor has provided all necessary privacy notices related to research participants and has an appropriate legal basis under Data Security and Privacy Laws to Process all Personal Data in connection with the Licensed Compound and Licensed Products. Licensor has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Data collected by it or on its behalf from and against unauthorized Processing. Licensor is and has complied in all material respects with all Privacy and Security Obligations relating to data breach reporting and notification obligations.
10.2.23    In the last [†], Licensor has not received written notice of any alleged material violation from a Regulatory Authority or other Third Party of any Privacy and Security Obligations and has no knowledge of facts that would give rise to such a violation. Licensor is not under investigation by any Regulatory Authority for a violation of Data Security and Privacy Laws.
10.2.24    The execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby, and the consummation of the transactions contemplated hereunder, comply with the Privacy and Security Obligations. Licensor has the full right and authority to provide to AbbVie the Personal Data Processed by Licensor in connection with the Licensed Compound and Licensed Products for the purposes contemplated in this Agreement.
10.2.25    In the event the consummation of the Agreement and the transactions contemplated herein require Licensor to transfer Personal Data across national borders, Licensor shall ensure the lawful export of Personal Data, the terms of which may be outlined in a separate agreement between AbbVie and Licensor.
10.3    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.
ARTICLE 11
INDEMNITY
11.1    Indemnification of Licensor. AbbVie shall indemnify Licensor, its Affiliates and its and their respective directors, officers, employees and agents (the “Licensor Indemnitees”) and defend and save each of them harmless from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Licensor Indemnitees arising from or occurring as a result of:
(a)    the breach by AbbVie or its Affiliates of this Agreement;
(b)    the negligence, reckless conduct or willful misconduct on the part of AbbVie or its Affiliates or their respective directors, officers, employees and agents in performing its or their obligations under this Agreement;

(c)    the Development, Manufacture or other Exploitation of the Licensed Compound or Licensed Products by AbbVie or its Affiliates or Sublicensees anywhere in the world following the Option Effective Date; and
except, in the case of clauses (a) through (c) above, for those Losses for which Licensor, in whole or in part, has an obligation to indemnify AbbVie pursuant to Section 11.2 (Indemnification of AbbVie) hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.
11.2    Indemnification of AbbVie. Licensor shall indemnify AbbVie, its Affiliates and its and their respective directors, officers, employees and agents (the “AbbVie Indemnitees”) and defend and save each of them harmless from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the AbbVie Indemnitees arising from or occurring as a result of:
(a)    the breach by Licensor or its Affiliates of this Agreement;
(b)    the negligence, reckless conduct or willful misconduct on the part of Licensor or its Affiliates or its or their respective directors, officers, employees and agents in performing its obligations under this Agreement;
(c)    the conduct of the aGVHD Clinical Study at any time or the Development, Manufacture or other Exploitation of the Licensed Compound or Licensed Products by Licensor, Affiliates or its licensee anywhere in the world prior to the Option Effective Date;
(d)    [†]; and
except, in the case of clauses (a) through (d) above, for those Losses for which AbbVie, in whole or in part, has an obligation to indemnify Licensor pursuant to Section 11.1 (Indemnification of Licensor) hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.
11.3    Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 11 (Indemnity), provided that any delay in providing such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnified Party’s rights to indemnification, except to the extent that such delay materially prejudices the indemnifying Party’s ability to defend against the relevant claims. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of the Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
11.4    Control of Defense.
11.4.1    In General. Subject to the provisions of Sections 7.4 (Infringement Claims by Third Parties), 7.5 (Invalidity or Unenforceability Defenses or Actions) and 7.7 (Product Trademarks), at its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [†] after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of such Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of such Third Party Claim any legal counsel selected by the indemnifying Party which shall be reasonably acceptable to the Indemnified Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with such Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.4.2 (Right to Participate in Defense), the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of such Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against a Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any Losses incurred by the indemnifying Party in its defense of such Third Party Claim.
11.4.2    Right to Participate in Defense. Without limiting Section 11.4.1 (In General), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (In General) (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.
11.4.3    Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 11.4.1 (In General), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the indemnifying Party, which consent shall not to be unreasonably withheld, conditioned or delayed. The indemnifying Party shall not be liable for any settlement, compromise or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
11.4.4    Cooperation. The Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
11.4.5    Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
11.5    Special, Indirect, and Other Losses. EXCEPT (A) FOR WILLFUL MISCONDUCT, (B) FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 9 (CONFIDENTIALITY AND NON-DISCLOSURE) [†], (C) AS PROVIDED UNDER SECTION 13.11 (EQUITABLE RELIEF) AND (D) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11 (INDEMNITY), NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE LICENSED COMPOUND OR LICENSED PRODUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
11.6    Insurance. Each Party shall obtain and carry in full force and effect the minimum insurance requirements set forth herein from an insurance company properly licensed to provide the required insurance. Such insurance (a) shall be primary insurance with respect to each Party’s own participation under this Agreement, (b) shall be issued by a recognized insurer [†], or an insurer pre-approved in writing by the other Party, and (c) shall list the other Party as an additional insured under the General Liability Insurance. Each Party shall bear its own costs for obtaining and maintaining insurance with respect to each Party’s own participation under this Agreement.
11.6.1    Types and Minimum Limits. The types of insurance and minimum limits shall be:
(a)    [†].
(b)    [†].
(c)    [†].
Each Party shall at all times maintain in force any insurance policy that is required by any federal, state, national or other such Applicable Law that may govern or have jurisdiction over any provision of this Agreement and at all times remain fully compliant with any such Applicable Law.

11.6.2    Certificates of Insurance. Upon request by a Party, the other Party shall provide Certificates of Insurance evidencing compliance with the above requirements in this Section 11.6 (Insurance). The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement for the longer of (a) a period of [†] following termination or expiration of this Agreement in its entirety, or (b) with respect to a particular Party, last sale of a Licensed Product (or but for expiration or termination, would be considered a Licensed Product) sold under this Agreement by a Party.
11.6.3    Self-Insurance. Notwithstanding the foregoing, AbbVie may self-insure, in whole or in part, the insurance requirements described above.
ARTICLE 12
TERM AND TERMINATION
12.1    Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until: (a) in the event that the Option is not exercised by AbbVie during the Option Exercise Period, the first day following the end of the Option Exercise Period or (b) in the event that the Option is exercised by AbbVie during the Option Exercise Period, the date of expiration of the last Royalty Term for the last Licensed Product in the last country in the Territory (such period, the “Term”).
12.2    Termination for Material Breach.
12.2.1    Material Breach. If a Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one (1) or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party does not dispute that it has committed a material breach of one (1) or more of its material obligations under this Agreement, then if the Breaching Party fails to cure such material breach, or fails to take steps as would be considered reasonable to effectively cure such material breach, within ninety (90) days after receipt of the Default Notice, or if such compliance cannot be fully achieved within such ninety (90)-day period and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it has materially breached this Agreement, such dispute shall be resolved pursuant to Section 13.7 (Dispute Resolution), and if the Breaching Party is determined to be in material breach (a “Breach Determination”), then if the Breaching Party fails to complete the actions specified by the Breach Determination to cure such material breach within ninety (90) days after such ruling, or if such compliance cannot be fully achieved within such ninety (90) day period and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.
12.2.2    Material Breach Related to Diligence in a Major Market. Notwithstanding Section 12.2 (Material Breach), if a material breach and failure to cure contemplated by Section 12.2 (Material Breach) is with respect to AbbVie’s diligence obligations under Section 5.7 (AbbVie Diligence) with respect to any Major Market but not all Major Markets, Licensor shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to such Major Market(s). If such material breach is as to all Major Markets, then such material breach shall be deemed a material breach as to this Agreement taken as a whole.

12.3    Termination Right by AbbVie For Convenience. AbbVie may terminate this Agreement in its entirety, or on a country-by-country or other jurisdiction-by-other jurisdiction basis, for any or no reason, upon ninety (90) days’ prior written notice to Licensor.
12.4    Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [†] after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [†] of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
12.5    Rights in Bankruptcy.
12.5.1    Applicability of 11 U.S.C. § 365(n). All rights and licenses (collectively, the “Intellectual Property”) granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that the licensee of such Intellectual Property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction.  All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.
12.5.2    Rights of non-Debtor Party in Bankruptcy. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property and all embodiments of such Intellectual Property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within [†] of such request; provided that the debtor Party is excused from its obligation to deliver the Intellectual Property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.
12.6    Termination for Failure or Delay to Obtain HSR Clearance. This Agreement shall terminate (a) upon notice given by AbbVie to Licensor in the event that either Party receives a second request for additional information under the HSR Act (a “Second Request”) and AbbVie delivers such notice of termination within ten (10) Business Days after becoming aware of the Second Request or such notice, as the case may be, or (b) upon notice given by AbbVie to Licensor in the event that the Option Effective Date has not occurred within one hundred eighty (180) days after the date on which the HSR Filing is made and such Party delivers notice of termination within ten (10) Business Days after the end of such one hundred eighty (180)‑day period.
12.7    AbbVie Rights in Lieu of Termination. If, at any time during the Term, AbbVie has the right to terminate this Agreement pursuant to Section 12.2.1 (Material Breach) (subject to Licensor’s rights to dispute any such breach claim therein and, if Licensor does exercise such dispute rights, effective only upon a Breach Determination) or Section 12.4 (Termination for Insolvency), then AbbVie may, by written notice to Licensor, in lieu of such termination right, instead elect to continue this Agreement as modified by this Section 12.6 (AbbVie Rights in Lieu of Termination), in which case:
12.7.1    If such termination right arises prior the completion of the activities under the then-current Development Plan, AbbVie shall have the right, in its sole and absolute discretion, by written notice delivered to Licensor, to conduct any activities allocated to Licensor under such Development Plan and all such activities under such plan shall be deemed to be allocated to AbbVie for the purposes of this Agreement. Licensor shall reimburse AbbVie for all out-of-pocket costs incurred by AbbVie in the conduct of such activities, up to the amounts budgeted therefor in the Initial Development Plan, and, in the event that as of the time of such termination right arising, the Option has not been exercised under this Agreement, Licensor’s obligations under Section 5.1 (Technology Transfer) shall apply, mutatis mutandis, as if AbbVie had exercised the Option as of the date of such notice;
12.7.2    In the event that AbbVie delivers notice to Licensor of its exercise of the right to conduct activities allocated to Licensor under the Development Plan prior to the Option Effective Date, Licensor hereby grants, and shall cause its Affiliates to grant, to AbbVie an exclusive license (including with regard to Licensor and its Affiliates), with the right to grant sublicenses through multiple tiers, under the Licensor Patents, the Licensor Know-How and the interest of Licensor and its Affiliates in the Joint Know-How and Joint Patents to conduct activities allocated to AbbVie under the Development Plan;
12.7.3    AbbVie shall have the right, at AbbVie’s sole election, to disband the JGC and terminate the activities of the JGC and thereafter undertake all activities assigned by this Agreement to the JGC solely and exclusively by itself;
12.7.4    if AbbVie has such right to terminate prior to the Option Effective Date, the Option shall remain in effect, but the Option Exercise Fee shall be reduced by an amount equal to fifty percent (50%) of the Option Exercise Fee;
12.7.5    if (a) AbbVie has such right to terminate prior to the Option Effective Date, the amount of any milestone payment payable by AbbVie to Licensor under Section 6.2 (Development Milestone by Licensor), Section 6.3 (Development Milestone by AbbVie) or Section 6.5 (Sales-Based Milestones) for any milestone event achieved after AbbVie has such right to terminate shall be reduced by fifty percent (50%) of the applicable amount set forth in Section 6.2 (Development Milestone by Licensor), Section 6.3 (Development Milestone by AbbVie) or Section 6.5 (Sales-Based Milestones), as applicable, or (b) if AbbVie has such right to terminate after the Option Effective Date, the amount of any milestone payment payable by AbbVie to Licensor under Section 6.2 (Development Milestone by Licensor), Section 6.3 (Development Milestone by AbbVie) or Section 6.5 (Sales-Based Milestones) for any milestone event achieved after AbbVie has such right to terminate shall be reduced by twenty-five percent (25%) of the applicable amount set forth in Section 6.2 (Development Milestone by Licensor), Section 6.3 (Development Milestone by AbbVie) or Section 6.5 (Sales-Based Milestones), as applicable;
12.7.6    AbbVie’s diligence obligations under Section 5.7 (AbbVie Diligence) shall terminate; and
12.7.7    all other provisions of this Agreement shall remain in full force and effect without change.

12.8    Termination in Entirety.
12.8.1    In the event of a termination of this Agreement in its entirety by AbbVie pursuant to Section 12.3 (Termination Right by AbbVie For Convenience) or Section 12.6 (Termination for Failure or Delay to Obtain HSR Clearance), or Licensor pursuant to Section 12.2 (Material Breach) or 12.4 (Termination for Insolvency):
(a)    all rights and licenses, including the Option, if unexercised, granted by Licensor hereunder shall immediately terminate;
(b)    all rights and licenses granted by AbbVie hereunder shall immediately terminate; and
(c)    at Licensor’s request, the Parties shall negotiate in good faith to agree upon the terms pursuant to which (i) AbbVie would [†]; (ii) AbbVie would assign to Licensor any of AbbVie’s rights in and to [†]; and (iii) AbbVie would provide and assign to Licensor or its designee any [†].
12.8.2    In the event of a termination of this Agreement in its entirety by AbbVie pursuant to Section 12.2 (Material Breach) or 12.4 (Termination for Insolvency), all rights and licenses granted by either Party hereunder shall immediately terminate.
12.9    Termination of Terminated Territory. In the event of a termination of this Agreement with respect to a country or other jurisdiction by AbbVie pursuant to Section 12.3 (Termination Right by AbbVie For Convenience) or with respect to a Terminated Territory by Licensor pursuant to Section 12.2.2 (Material Breach Related to Diligence in a Major Market) (but not in the case of any termination of this Agreement in its entirety):
12.9.1    all rights and licenses granted by Licensor hereunder (a) shall automatically be deemed to be amended to exclude, if applicable and subject to Section 12.9.1(b) (Termination of Terminated Territory), the right to Develop, market, promote, detail, distribute, import, sell, offer for sale, file any Drug Approval Application for or seek any Regulatory Approval for the terminated Licensed Products in such country or other jurisdiction or Terminated Territory, as applicable, and (b) shall otherwise survive and continue in effect in such country or other jurisdiction or Terminated Territory, as applicable, solely for the purpose of furthering any Exploitation of the Licensed Products in the Territory excluding the Terminated Territory; and
12.9.2    at Licensor’s request, the Parties shall negotiate in good faith to agree upon the terms pursuant to which AbbVie [†], as applicable, solely to [†], as applicable.
12.10    Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more country(ies) or other jurisdiction(s)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
12.11    Accrued Rights; Surviving Obligations.
12.11.1    Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more country(ies) or other jurisdiction(s)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 2.1.7 (Records), 4.7 (Sublicense Survival), 4.9 (No Implied License), 6.14 (Confidentiality), 6.15 (No Other Compensation), 6.16 (No Limitation), 7.1.2 (Ownership of Joint Patents and Joint Know-How), 7.2.3 (Maintenance and Prosecution of Joint Patents), 7.2.4 (Cooperation) (solely to the extent such provision relates to Joint Patents), 7.2.7 (UPC Opt-Out and Opt-In) (solely to the extent such provision relates to Joint Patents), 7.3.2 (Enforcement of Joint Patents), 7.3.5 (Recovery) (solely to the extent such provision relates to Joint Patents), 7.5.2 (Joint Patents), 7.5.3 (Cooperation) (solely to the extent such provision relates to Joint Patents), 7.11 (Common Interest), 10.3 (Disclaimer of Warranties), 12.5 (Rights in Bankruptcy), 12.8 (Termination in Entirety), 12.9 (Termination of Terminated Territory), 12.10 (Remedies), 12.11 (Accrued Rights; Surviving Obligations) and ARTICLE 1 (Definitions), ARTICLE 8 (Data Privacy and Security), ARTICLE 9 (Confidentiality and Non-Disclosure), ARTICLE 11 (Indemnity) and ARTICLE 13 (Miscellaneous) shall survive the termination or expiration of this Agreement for any reason. If this Agreement is terminated with respect to a country, other jurisdiction or a Terminated Territory but not in its entirety, then following such termination, the foregoing provisions of this Agreement shall remain in effect with respect to such country, other jurisdiction or Terminated Territory, as applicable, (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety) and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to such country, other jurisdiction or Terminated Territory and be of no further force and effect (and, for purposes of clarity, all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than such country, other jurisdiction or Terminated Territory).
12.11.2    Notwithstanding the termination of AbbVie’s licenses and other rights under this Agreement or with respect to a particular Major Market or country or other jurisdiction, as the case may be, to the extent a Licensed Product has obtained Regulatory Approval as of such time, AbbVie shall have the right for [†] after the effective date of such termination with respect to each Major Market or country or other jurisdiction with respect to which such termination applies to sell or otherwise dispose of all Licensed Compound or Licensed Product then in its inventory and any in-progress inventory, in each case that is intended for sale or disposition in such Major Market or country or other jurisdiction, as though this Agreement had not terminated with respect to such Major Market or country or other jurisdiction, and such sale or disposition shall not constitute infringement of Licensor’s or its Affiliates’ Patent or other intellectual property or other proprietary rights. For purposes of clarity, AbbVie shall continue to make payments thereon as provided in ARTICLE 6 (Payments and Records) (as if this Agreement had not terminated with respect to such Major Market or country or other jurisdiction).
ARTICLE 13
MISCELLANEOUS
13.1    Subcontracting. Licensor shall have the right to subcontract any of its activities under this Agreement to an Affiliate of Licensor or a Third Party (a “Third Party Provider”) with AbbVie’s prior written consent; provided that Licensor shall have such right to subcontract to any of the approved Third Party Providers set forth on Schedule 13.1 (Approved Third Party Providers) without AbbVie’s prior written consent. AbbVie shall have the right to subcontract any of its activities under this Agreement to an Affiliate of AbbVie or a Third Party Provider; provided that AbbVie furnishes Licensor with advanced written notice thereof and an opportunity to consult regarding such subcontract, which notice shall specify the work to be subcontracted. Each Party shall obtain a written undertaking from any Affiliate or Third Party Provider to which such Party is subcontracting any of such Party’s activities under this Agreement pursuant to this Section 13.1 (Subcontracting) that such Affiliate or Third Party Provider, as applicable, shall be subject to the applicable terms and conditions of this Agreement, including the confidentiality provisions of ARTICLE 9 (Confidentiality and Non-Disclosure). Any act or omission by such Affiliate or Third Party Provider that would be a breach of this Agreement if conducted or made by the subcontracting Party shall be deemed a breach of this Agreement by the subcontracting Party. As between the Parties, the subcontracting Party shall be responsible for the effective and timely management of and payment of such Affiliate or Third Party Provider. The engagement of such Affiliate or Third Party Provider in compliance with this Section 13.1 (Subcontracting) shall not relieve the subcontracting Party of its obligations under this Agreement. The subcontracting Party shall be solely responsible for any taxes, including income, withholding, payroll, VAT, sales tax or the like that arise from the use of such Affiliate or Third Party Provider, in each case, subject to Section 6.9 (Withholding Taxes) and Section 6.10 (Indirect Taxes).
13.2    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [†] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance by the non-performing Party shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. If a Party’s performance of its obligations is delayed by an event or condition under this Section 13.2 (Force Majeure) for more than [†], then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate such delay caused by such event or condition.
13.3    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
13.4    Assignment. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that (a) at any time during the Term, AbbVie may make such an assignment without Licensor’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets, or any other transaction, of the business to which this Agreement relates and (b) at any time during the Term, Licensor may make such an assignment without AbbVie’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets, or any other transaction, of the business to which this Agreement relates. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the assigning Party’s rights and obligations hereunder. Notwithstanding the foregoing or any other provision in this Agreement, in the event of a Change in Control of a Party or if a Party assigns this Agreement to its successor (whether by way of merger, acquisition, or sale of all or substantially all of its assets to which this Agreement relates), the intellectual property or tangible property rights of the

Person that is the acquirer in such Change in Control or such successor that (i) exists immediately prior to such Change in Control or assignment or (ii) is developed or acquired thereafter, in each case ((i)-(ii)), [†], shall not be subject to and shall be automatically excluded from the terms and conditions of this Agreement, including the rights licensed to the other Party under this Agreement. Any attempted assignment or delegation in violation of this Section 13.4 (Assignment) shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Licensor or AbbVie, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Without limiting the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee of Licensor, and the obligations of AbbVie, including the payment obligations, shall run in favor of any such successor or permitted assignee of Licensor’s benefits under this Agreement.
13.5    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.
13.6    Governing Law, Jurisdiction and Service.
13.6.1    Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of Delaware, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that all questions concerning (a) inventorship of Patents under this Agreement shall be determined in accordance with Section 7.1.3 (United States Law) and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
13.6.2    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.8.2 (Address for Notice) shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any court.
13.7    Dispute Resolution. Except for disputes resolved by the procedures set forth in Section 3.1.5 (Dispute Resolution), 6.13 (Audit Dispute) or 13.11 (Equitable Relief), any dispute arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity or termination, or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 13.7 (Dispute Resolution).
13.7.1    General. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of such Dispute. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such Dispute within [†] (or such other period of time as mutually agreed by the Senior Officers) after such Dispute was first referred to them, then, except as otherwise set forth in Section 13.7.2 (Intellectual Property Right Disputes), the Dispute shall be finally resolved through arbitration in accordance with the procedures set forth on Schedule 13.7.1 (ADR Procedures).
13.7.2    Intellectual Property Right Disputes. In the event that a Dispute arises with respect the validity, patentability, scope, enforceability, inventorship or ownership of any Patent, Trademark or other intellectual property right, and such Dispute cannot be resolved in accordance with Section 13.7.1 (General), unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to an ADR proceeding in accordance with Schedule 13.7.1 (ADR Procedures) and instead, either Party may initiate litigation or proceeding in a court or governmental agency of competent jurisdiction, notwithstanding Section 13.6 (Governing Law; Jurisdiction and Service), in any country or other jurisdiction in which such right applies. In case of a Dispute between the Parties with respect to inventorship, the Parties may, upon mutual agreement, jointly select a patent attorney registered before the United States Patent and Trademark Office and submit such Dispute to the mutually-selected patent attorney for resolution under the United States patent law, and the decision of such patent attorney with respect to inventorship shall be final and bind both Parties, and the Parties shall share equally the expenses of such patent attorney.
13.7.3    Adverse Ruling. Any determination pursuant to this Section 13.7 (Dispute Resolution) that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.
13.7.4    Interim Relief and Tolling. Notwithstanding anything herein to the contrary, nothing in this Section 13.7 (Dispute Resolution) shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute if necessary to protect the interests of such Party. This Section 13.7.4 (Interim Relief and Tolling) shall be specifically enforceable.
13.8    Notices.
13.8.1    Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) sent by facsimile transmission (with transmission confirmed), or (c) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.8.2 (Address for Notice) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.8.1 (Notice Requirements). Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 13.8.1 (Notice Requirements) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
13.8.2    Address for Notice.
If to AbbVie, to:

AbbVie Ireland Unlimited Company

c/o PricewaterhouseCoopers Financial Services Limited
4th Floor, Washington House
16 Church Street
Hamilton HM11, Bermuda
Attention: [†]

with a copy (which shall not constitute notice) to:

AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064
Attention: [†]
Facsimile: [†]

If to Licensor, to:

Alpine Immune Sciences Inc.
188 E Blaine St Suite 200
Seattle, WA 98102
United States
Attention: [†]
Email: [†]

with a copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94034
Attn: Barbara Kosacz
13.9    Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby (including the CDA). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
13.10    English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
13.11    Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 2.4 (Exclusivity) and ARTICLE 7 (Intellectual Property Rights) and ARTICLE 9 (Confidentiality and Non-Disclosure) are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there shall be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.11 (Equitable Relief) is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
13.12    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
13.13    No Benefit to Third Parties. Except as provided in ARTICLE 11 (Indemnity), covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
13.14    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
13.15    Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and AbbVie, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency, including for all tax purposes. Neither Licensor, on the one hand, nor AbbVie, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
13.16    Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

13.17    References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.
13.18    Schedules. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.
13.19    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall apply against the Party which drafted such terms and provisions.
[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

ALPINE IMMUNE SCIENCES INC.	ABBVIE IRELAND UNLIMITED COMPANY
By: /s/ Paul Rickey Name: Paul Rickey Title: CFO	By: /s/ Scott Reents Name: Scott Reents Title: Director

[Signature Page to Option and License Agreement]

Schedule 1.14

ALPN-101

[†]

Schedule 1.97-A

[†]

Schedule 1.97-B

[†]

Schedule 1.97-C

[†]

Schedule 1.120

Option Exercise Data Package

[†]

Schedule 1.121

Option Exercise Data Package Trigger Event

[†]

Schedule 1.157

[†] Success Completion Criteria

[†]

Schedule 2.1.1

Initial Development Plan

[†]

Schedule 4.2

Option Exercise Disclosure Schedule

To be attached following the Option Exercise Data Package Trigger Event.

Schedule [†]

[†]

Schedule [†]

[†]

Schedule 9.5

Press Release

Alpine Immune Sciences and AbbVie Announce Option and License Agreement for the Development and Commercialization of ALPN-101
- Alpine grants AbbVie option to license worldwide rights to ALPN-101, a phase 2-ready, first-in-class dual CD28/ICOS costimulation antagonist, building on AbbVie’s commitment to developing novel therapies in Immunology
- Alpine to receive $60 million in an upfront cash payment; eligible to receive up to $805 million for exercise of the option and success-based development, regulatory and commercial milestones
- Alpine to conduct a phase 2 study in systemic lupus erythematosus during the option period
- Alpine will host a conference call today at 8:30 a.m. ET -
SEATTLE, WA and NORTH CHICAGO, Ill., June 18, 2020 -- Alpine Immune Sciences, Inc. (NASDAQ: ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for cancer and autoimmune/inflammatory diseases, and AbbVie Inc. (NYSE: ABBV), a research-based global biopharmaceutical company, today announced an exclusive worldwide option and license agreement for ALPN-101, a first-in-class dual CD28/ICOS costimulation antagonist.
CD28 and ICOS are key costimulatory molecules that likely play critical roles in multiple autoimmune and inflammatory diseases. ALPN-101 is a potent inhibitor of both CD28 and ICOS pathways with demonstrated efficacy in multiple preclinical disease models, superior to blockade of either pathway alone. Favorable safety and tolerability, pharmacokinetics and pharmacodynamics have been observed in a first-in-human study in adult healthy volunteers.
“We are very pleased to partner ALPN-101 with AbbVie, a world leader in the development and commercialization of innovative immunology therapies,” said Mitchell H. Gold, M.D., Executive Chairman and Chief Executive Officer of Alpine. “AbbVie is an ideal partner for ALPN-101, with the therapeutic area expertise, R&D commitment, and global resources needed to maximize ALPN-101’s potential for patients suffering from autoimmune diseases. Today’s agreement validates our unique Directed Evolution platform that has yielded multiple product candidates including ALPN-101. We look forward to working with our colleagues at AbbVie to potentially transform clinical outcomes in systemic lupus erythematosus, a disease with currently few appealing treatment options.”
“AbbVie’s expertise in Immunology has led to remarkable breakthroughs in the treatment of autoimmune diseases,” said Tom Hudson, M.D., Senior Vice President and Chief Scientific Officer, AbbVie. “ALPN-101’s dual mechanism of action has compelling potential as a next-generation treatment in systemic lupus erythematosus and other autoimmune diseases. We are excited to partner with the team at Alpine on the development of this novel therapeutic.”
Under the terms of the agreement, Alpine will receive an upfront payment of $60 million, and will also be eligible to receive up to an aggregate of $805 million for exercise of the option and success-based development, regulatory and commercial milestones. In addition, Alpine is eligible to receive tiered royalties on net sales of ALPN-101. In exchange, AbbVie will receive an option to an exclusive license for ALPN-101. During the option period, Alpine will conduct a Phase 2 study in systemic lupus erythematosus.

Upon exercise of the option, AbbVie will conduct all future clinical development, manufacturing and commercialization activities for ALPN-101.
Alpine will host a conference call today at 8:30 a.m. ET to discuss the option and license agreement and outline the company’s strategic focus moving forward.
Conference Call and Webcast Details
Alpine will host a conference call today at 8:30 a.m. ET to discuss today’s announcement. To access the live call by phone, dial (800) 816-3005 (domestic) or (857) 770-0069 (international) using participant passcode 3770288. To access a live webcast of the call, please visit the Investor Relations section of the Alpine Immune Sciences website at www.alpineimmunesciences.com. The recorded webcast will be available for replay for approximately 30 days following the call.
About Alpine Immune Sciences, Inc.
Alpine Immune Sciences, Inc. is committed to leading a new wave of immune therapeutics, creating potentially powerful multifunctional immunotherapies to improve patients’ lives via unique protein engineering technologies. Alpine is backed by world-class research and development capabilities, a highly productive scientific platform, and a proven management team. For more information, visit www.alpineimmunesciences.com. Follow @AlpineImmuneSci on Twitter and LinkedIn.
About AbbVie
AbbVie’s mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people’s lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology, women’s health and gastroenterology, in addition to products and services across its Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook, Instagram, YouTube and LinkedIn.
Forward-Looking Statements
Alpine Immune Sciences, Inc.:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies; the timing of and results from clinical trials and pre-clinical development activities, including those related to our collaboration with AbbVie; clinical and regulatory objectives and the timing thereof; the potential efficacy, safety profile, future development plans, addressable market, regulatory success, and commercial potential of our product candidates, including those related to our collaboration with AbbVie; our ability to achieve milestones in our collaboration with AbbVie; the progress and potential of our other ongoing development programs; the efficacy of our clinical trial designs; expectations regarding our other ongoing collaborations; and our ability to successfully develop and achieve milestones in our development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; our discovery-stage and pre-clinical programs may not advance into the clinic or result in approved products; any of our or our collaborators’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of expanded product development and clinical activities on operating expenses; the impact of competition; adverse conditions in the general domestic and global economic markets, including as a result of the ongoing COVID-19 pandemic; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

AbbVie:
Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,”“expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, failure to realize the expected benefits from AbbVie’s acquisition of Allergan plc (“Allergan”), failure to promptly and effectively integrate Allergan’s businesses, competition from other products, challenges to intellectual property, difficulties inherent in the research and development process, adverse litigation or government action, changes to laws and regulations applicable to our industry and the impact of public health outbreaks, epidemics or pandemics, such as COVID-19. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, “Risk Factors,” of AbbVie's 2019 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its subsequent Quarterly Reports on Form 10-Q. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Contacts
Alpine Immune Sciences, Inc.:
Media
Jennifer Paganelli, W20
212-301-7225
jpaganelli@w2ogroup.com

Investors:
Laurence Watts, Gilmartin Group, LLC.:
619-916-7620

laurence@gilmartinir.com

AbbVie
Media:
Adelle Infante
847-938-8745
adelle.infante@abbvie.com

Investors:
Liz Shea
847-935-2211
liz.shea@abbvie.com

Source: Alpine Immune Sciences Inc.; AbbVie Inc.

Schedule 10.2

Licensor Disclosure Schedule

[†]

Schedule 10.2.1

Existing Licensor Product Patents
[†]

Schedule 13.1

Approved Third Party Providers

[†]

Schedule 13.7.1

ADR Procedures

[†]